EXHIBIT 99
                         HUGHES ELECTRONICS CORPORATION
                  RESPONSIBILITIES FOR FINANCIAL STATEMENTS


   The following financial statements of Hughes Electronics Corporation (as more fully described in Note 1 to the financial statements) were prepared by management, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on judgments of management.

   Management is further responsible for maintaining internal control designed to provide reasonable assurance that the books and records reflect the transactions of the companies and that established policies and procedures are carefully followed. Perhaps the most important feature in internal control is that it is continually reviewed for effectiveness and is augmented by written policies and guidelines, the careful selection and training of qualified personnel and a strong program of internal audit.

   Deloitte & Touche LLP, an independent auditing firm, is engaged to audit the financial statements of Hughes Electronics Corporation and issue reports thereon. The audit is conducted in accordance with generally accepted auditing standards that comprehend the consideration of internal control and tests of transactions to the extent necessary to form an independent opinion on the financial statements prepared by management. The Independent Auditors' Report appears on the next page.

   The Board of Directors, through its Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements and engaging the independent auditors. The Audit Committee reviews the scope of the audits and the accounting principles being applied in financial reporting. The independent auditors, representatives of management, and the internal auditors meet regularly (separately and jointly) with the Audit Committee to review the activities of each, to ensure that each is properly discharging its responsibilities and to assess the effectiveness of internal control. It is management's conclusion that internal control at December 31, 1998 provides reasonable assurance that the books and records reflect the transactions of the company and that established policies and procedures are complied with. To ensure complete independence, Deloitte & Touche LLP has full and free access to meet with the Audit Committee, without management representatives present, to discuss the results of the audit, the adequacy of internal control, and the quality of financial reporting.





/s/MICHAEL T. SMITH           /s/CHARLES H. NOSKI        /s/ROXANNE S. AUSTIN
-------------------           -------------------        --------------------
Michael T. Smith              Charles H. Noski           Roxanne S. Austin
Chairman of the Board and     President and Chief        Senior Vice
President and
Chief Executive Officer       Operating Officer          Chief Financial
Officer

                         HUGHES ELECTRONICS CORPORATION
                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Hughes Electronics Corporation:

   We have audited the accompanying Balance Sheet of Hughes Electronics Corporation (as more fully described in Note 1 to the financial statements) as of December 31, 1998 and 1997 and the related Statement of Income and Available Separate Consolidated Net Income, Statement of Changes in Owner's Equity and Statement of Cash Flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Hughes Electronics Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Hughes Electronics Corporation at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the accompanying financial statements, effective January 1, 1998, Hughes Electronics Corporation changed its method of accounting for costs of start-up activities by adopting American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the
Costs of Start-Up Activities.


/s/DELOITTE & TOUCHE LLP
------------------------
DELOITTE & TOUCHE LLP

Los Angeles, California
January 20, 1999
(March 1, 1999 as to Note 19)

                         HUGHES ELECTRONICS CORPORATION
                           STATEMENT OF INCOME AND
                  AVAILABLE SEPARATE CONSOLIDATED NET INCOME

                                                   Years Ended December 31,
                                                   ------------------------
                                                  1998        1997       1996
                                                --------     -------   -------
                                                       (Dollars in Millions
Except
                                                            Per Share Amounts)
Revenues
  Product sales                                $3,360.3     $3,143.6   $3,009.0
  Direct broadcast, leasing and other services  2,603.6      1,984.7      999.7
                                                -------      -------   --------
Total Revenues                                  5,963.9      5,128.3    4,008.7
                                                -------      -------    -------
Operating Costs and Expenses
  Cost of products sold                         2,627.3      2,493.3    2,183.7
  Broadcast programming and other costs         1,175.7        912.3      631.8
  Selling, general and administrative expenses  1,457.0      1,119.9      788.5
  Depreciation and amortization                   433.8        296.4      194.6
  Amortization of GM purchase accounting
    adjustments                                    21.0         21.0       21.0
                                                   ----         ----       ----
Total Operating Costs and Expenses              5,714.8      4,842.9    3,819.6
                                                -------      -------    -------
Operating Profit                                  249.1        285.4      189.1
Interest income                                   112.3         33.1        6.8
Interest expense                                  (17.5)       (91.0)     (42.9)
Other, net                                       (153.1)       390.7       69.1
                                                  -----        -----      -----
Income From Continuing Operations Before Income
  Taxes, Minority Interests, Extraordinary Item
  and Cumulative Effect of Accounting Change      190.8        618.2      222.1
Income taxes                                      (44.7)       236.7      104.8
Minority interests in net losses of subsidiaries   24.4         24.8       52.6
                                                 ------       ------     ------
Income from continuing operations before
  extraordinary item and cumulative effect
  of accounting change                            259.9        406.3      169.9
Income (Loss) from discontinued operations,
  net of taxes                                        -          1.2       (7.4)
Gain on sale of discontinued operations,
  net of taxes                                        -         62.8          -
                                                 ------       ------     ------
Income before extraordinary item and
  cumulative effect of accounting change          259.9        470.3      162.5
Extraordinary item, net of taxes                      -        (20.6)         -
Cumulative effect of accounting change,
  net of taxes                                     (9.2)           -          -
                                                 ------       ------     ------
Net Income                                        250.7        449.7      162.5
Adjustments to exclude the effect of GM purchase
  accounting adjustments                           21.0         21.0       21.0
                                                 ------       ------     ------
Earnings Used for Computation of Available
  Separate Consolidated Net Income               $271.7       $470.7     $183.5
                                                  =====        =====      =====
Available Separate Consolidated Net Income
Average number of shares of General Motors
  Class H Common Stock outstanding
  (in millions) (Numerator)                       105.3        101.5       98.4
Class H dividend base (in millions) (Denominator) 399.9        399.9      399.9
Available Separate Consolidated Net Income        $71.5       $119.4     $ 45.2
                                                   ====        =====      =====
Earnings Attributable to General Motors
  Class H Common Stock on a Per Share Basis
Income from continuing operations before
    extraordinary item and cumulative effec
    of accounting change                          $0.70        $1.07      $0.48
  Discontinued operations                             -         0.16      (0.02)
  Extraordinary item                                  -        (0.05)         -
  Cumulative effect of accounting change          (0.02)           -          -
                                                   ----       ------    ------
Earnings Attributable to General Motors
  Class H Common Stock                            $0.68        $1.18      $0.46
                                                   ====         ====       ====
---------------------

Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION
                                BALANCE SHEET

                                                             December 31,
                                                             ------------
                  ASSETS                                1998            1997
                                                        ----            ----
                                                       (Dollars in Millions)

Current Assets
  Cash and cash equivalents                           $1,342.1       $2,783.8
  Accounts and notes receivable, net of
     allowances of $23.9 and $15.2                       922.4          630.0
  Contracts in process, less advances and progress
      payments of $27.0 and $50.2                        783.5          575.6
  Inventories                                            471.5          486.4
  Prepaid expenses and other, including deferred
      income taxes of $33.6 and $93.2                    326.9          297.3
                                                      --------       --------
Total Current Assets                                   3,846.4        4,773.1
Satellites, net                                        3,197.5        2,643.4
Property, net                                          1,059.2          889.7
Net Investment in Sales-type Leases                      173.4          337.6
Intangible Assets, net of accumulated amortization
   of $413.2 and $318.3                                3,552.2        2,954.8
Investments and Other Assets                           1,606.3        1,132.4
                                                     ---------      ---------
Total Assets                                         $13,435.0      $12,731.0
                                                      ========       ========

                  LIABILITIES AND OWNER'S EQUITY
Current Liabilities
  Accounts payable                                      $764.1         $472.8
  Advances on contracts                                  291.8          209.8
  Deferred revenues                                       43.8           77.8
  Current portion of long-term debt                      156.1              -
  Accrued liabilities                                    753.7          689.4
                                                       -------        -------
Total Current Liabilities                              2,009.5        1,449.8
                                                       -------        -------
Long-Term Debt                                           778.7          637.6
Deferred Gains on Sales and Leasebacks                   121.5          191.9
Accrued Operating Leaseback Expense                       56.0          100.2
Postretirement Benefits Other Than Pensions              150.7          154.8
Other Liabilities and Deferred Credits                   811.1          706.4
Deferred Income Taxes                                    643.9          570.8
Commitments and Contingencies
Minority Interests                                       481.7          607.8
Owner's Equity
  Capital stock and additional paid-in capital         8,146.1        8,322.8
  Net income retained for use in the business            257.8            7.1
                                                       -------        -------
Subtotal Owner's Equity                                8,403.9        8,329.9
                                                       -------        -------
  Accumulated Other Comprehensive Income (Loss)
      Minimum pension liability adjustment               (37.1)         (34.8)
      Accumulated unrealized gains on securities          16.1           21.4
      Accumulated foreign currency translatio
       adjustments                                        (1.0)         (4.8)
                                                          ----          ----
  Accumulated other comprehensive loss                   (22.0)         (18.2)
                                                     ---------      ---------
Total Owner's Equity                                   8,381.9        8,311.7
                                                     ---------      ---------
Total Liabilities and Owner's Equity                 $13,435.0      $12,731.0
                                                      ========       ========
------------------------
Certain  1997  amounts  have  been   reclassified   to  conform  with  the  1998
presentation.

Reference should be made to the Notes to Financial Statements.


                         HUGHES ELECTRONICS CORPORATION
                     STATEMENT OF CHANGES IN OWNER'S EQUITY
                            (Dollars in Millions)


                                           Capital Stock     Net Income     Accumulated
                                 Parent         and           Retained        Other
                                Company's    Additional      for Use in      Compre-      Total      Compre-
                                   Net       Paid-In             the         hensive      Owner's    hensive
                               Investment    Capital          Business     Income (Loss)  Equity      Income
                               ----------    -------          --------     -------------  ------      ------

Balance at January 1, 1996      $2,615.1                                       $(6.2)    $2,608.9
Net distribution to
  Parent Company                  (280.6)                                                  (280.6)
Net income                         162.5                                                    162.5      $162.5
Foreign currency translation
   adjustments                                                                   0.8          0.8         0.8
                                                                                                        -----
Comprehensive income                                                                                   $163.3
                                 -------                                        ----       ------       =====

Balance at December 31, 1996     2,497.0                                        (5.4)     2,491.6
Net contribution from
  Parent Company                 1,124.2                                                  1,124.2
Transfer of capital from
  Parent Company's
   net investment               (4,063.8)    $4,063.8                                           -
Capital contribution resulting
   from the Hughes
   Transactions                               4,259.0                                     4,259.0
Minimum pension liability
   adjustment resulting from
   the Hughes Transactions                                                     (34.8)       (34.8)
Unrealized gains on securities
   resulting from the Hughes
   Transactions                                                                 21.4         21.4
Net income                         442.6                          $7.1                      449.7      $449.7
Foreign currency translation
   adjustments                                                                   0.6          0.6         0.6
                                                                                                        -----
Comprehensive income                                                                                   $450.3
                                  ------      -------             ----          ----       ------       =====

Balance at December 31, 1997           -      8,322.8              7.1         (18.2)     8,311.7
Net Income                                                       250.7                      250.7      $250.7
Delco post-closing price
  adjustment                                   (199.7)                                     (199.7)
Tax benefit from exercise of
   GM Class H common
   stock options                                 23.0                                        23.0
Minimum pension liability
   adjustment                                                                   (2.3)        (2.3)       (2.3)
Foreign currency translation
   adjustments                                                                   3.8          3.8         3.8
Unrealized gains on securities:
   Unrealized holding gains                                                      1.8          1.8         1.8
   Less:  reclassification
      adjustment for gains
      included in net income                                                    (7.1)        (7.1)       (7.1)
                                                                                                        -----
Comprehensive income                                                                                   $246.9
                                  ------      -------             ----          ----         ----       =====
Balance at December 31, 1998      $    -     $8,146.1           $257.8        $(22.0)    $8,381.9
                                  ======      =======            =====          ====      =======

--------------------------------
Reference should be made to the Notes to Financial Statements.



                            * * * * * * * * * * *

                         HUGHES ELECTRONICS CORPORATION
                           STATEMENT OF CASH FLOWS

                                                      Years Ended December 31,
                                                      ------------------------
                                                   1998        1997       1996
                                                   ----        ----       ----
                                                       (Dollars in Millions)
Cash Flows from Operating Activities
Net Income                                       $250.7       $449.7    $162.5
Adjustments to reconcile net income
   to net cash provided by continuing
   operations
   (Income) Loss from discontinued
     operations, net of taxes                         -         (1.2)      7.4
   Gain on sale of discontinued operations,
     net of taxes                                     -        (62.8)        -
   Extraordinary item, net of taxes                   -         20.6         -
   Cumulative effect of accounting change,
     net of taxes                                   9.2            -         -
   Depreciation and amortization                  433.8        296.4    194.6
   Amortization of GM purchase
     accounting adjustments                        21.0         21.0      21.0
   Net gain on sale of investments and
     businesses sold                              (13.7)      (489.7)   (120.3)
   Gross profit on sales-type leases                 -         (33.6)    (51.8)
   Deferred income taxes and other                153.2        285.5      91.9
   Change in other operating assets
     and liabilities
     Accounts and notes receivable                (97.5)      (239.0)    (87.0)
     Contracts in process                        (230.9)      (174.2)     54.1
     Inventories                                   20.2        (60.7)   (121.5)
     Collections of principal on net
      investment in sales-type leases              40.6         22.0      31.2
     Accounts payable                             277.3       (184.1)    116.8
     Advances on contracts                         82.0        (95.6)     97.6
     Deferred revenues                            (34.0)       (21.2)     80.6
     Accrued liabilities                           66.8        217.8      22.4
     Deferred gains on sales and leasebacks       (36.2)       (42.9)    (41.6)
     Other                                        (67.3)       102.5     (90.5)
                                                 ------        -----    ------
   Net Cash Provided by Continuing Operations     875.2         10.5     367.4
   Net cash used by discontinued operations          -         (15.9)     (8.0)
                                                 ------       ------    ------
   Net Cash Provided by (Used in)
     Operating Activities                         875.2         (5.4)    359.4
                                                 ------       ------    ------
Cash Flows from Investing Activities
Investment in companies, net of cash acquired  (1,240.3)    (1,798.8)    (32.2)
Expenditures for property                        (343.6)      (251.3)   (261.5)
Increase in satellites                           (945.2)      (633.5)   (191.6)
Proceeds from sale of investments                  12.4        242.0         -
Proceeds from the sale and leaseback of
 satellite transponders with
 General Motors Acceptance Corporation                -            -     252.0
Proceeds from the sale of minority
  interest in subsidiary                              -            -     137.5
Early buy-out of satellite under sale
  and leaseback                                  (155.5)           -         -
Proceeds from sale of discontinued operations         -        155.0         -
Proceeds from disposal of property                 20.0         55.1      15.3
Proceeds from insurance claims                    398.9            -         -
                                                -------      -------     -----
   Net Cash Used in Investing Activities       (2,253.3)    (2,231.5)    (80.5)
                                                -------      -------     -----
Cash Flows from Financing Activities
Long-term debt borrowings                       1,165.2      2,383.3         -
Repayment of long-term debt                    (1,024.1)    (2,851.9)        -
Premium paid to retire debt                           -        (34.4)        -
Contributions from (distributions to)
  Parent Company                                      -      1,124.2    (279.8)
Payment to General Motors for Delco
  post-closing price adjustment                  (204.7)           -         -
Capital infusion resulting from
  Hughes Transactions                                 -      4,392.8         -
                                                -------      -------   -------
   Net Cash (Used in) Provided by
     Financing Activities                         (63.6)     5,014.0    (279.8)
                                                 ------      -------   -------

Net (decrease) increase in cash and
  cash equivalents                             (1,441.7)     2,777.1      (0.9)
Cash and cash equivalents at
  beginning of the year                         2,783.8          6.7       7.6
                                                -------      -------      ----
Cash and cash equivalents at end of the year   $1,342.1     $2,783.8      $6.7
                                                =======      =======      ====

--------------------
Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation.

Reference should be made to the Notes to Financial Statements.

                         HUGHES ELECTRONICS CORPORATION
                        NOTES TO FINANCIAL STATEMENTS

Note 1:  Basis of Presentation and Description of Business

   On December 17, 1997, Hughes Electronics Corporation ("Hughes Electronics") and General Motors Corporation ("GM"), the parent of Hughes Electronics, completed a series of transactions (the "Hughes Transactions") designed to address strategic challenges facing the three principal businesses of Hughes Electronics and unlock stockholder value in GM. The Hughes Transactions included the tax-free spin-off of the defense electronics business ("Hughes Defense") to holders of GM $1-2/3 par value and Class H common stocks, the transfer of Delco Electronics Corporation ("Delco"), the automotive electronics business, to GM's Delphi Automotive Systems unit and the recapitalization of GM Class H common stock into a new tracking stock, GM Class H common stock, that is linked to the remaining telecommunications and space business. The Hughes Transactions were followed immediately by the merger of Hughes Defense with Raytheon Company ("Raytheon"). For the periods prior to the consummation of the Hughes Transactions on December 17, 1997, Hughes Electronics, consisting of its defense electronics, automotive electronics and telecommunications and space businesses, is hereinafter referred to as former Hughes or Parent Company.
   In connection with the recapitalization of Hughes Electronics on December 17, 1997, the telecommunications and space business of former Hughes, consisting principally of its direct-to-home broadcast, satellite services, satellite systems and network systems businesses, was contributed to the recapitalized Hughes Electronics. Such telecommunications and space business, both before and after the recapitalization, is hereinafter referred to as Hughes. The accompanying financial statements and footnotes pertain only to Hughes and do not include balances of former Hughes related to Hughes Defense or Delco.
   Prior to the Hughes Transactions, the Hughes businesses were effectively operated as divisions of former Hughes. For the period prior to December 18, 1997, these financial statements include allocations of corporate expenses from former Hughes, including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis; however, they may not necessarily reflect the financial position, results of operations or cash flows of Hughes on a stand-alone basis in the future. Also, prior to December 18, 1997, interest expense in the Statement of Income and Available Separate Consolidated Net Income included an allocated share of total former Hughes' interest expense.
   The Hughes Transactions had a significant impact on the Hughes balance sheet. Prior to the consummation of the Hughes Transactions, Hughes participated in the centralized cash management system of former Hughes, wherein cash receipts were transferred to and cash disbursements were funded by former Hughes on a daily basis. Accordingly, Hughes' balance sheet included only cash and cash equivalents held directly by the telecommunications and space business. In conjunction with the completion of the Hughes Transactions, certain assets and liabilities were contributed by former Hughes to Hughes. The contributed assets and liabilities consisted principally of cash, pension assets and liabilities, liabilities for other postretirement benefits, deferred taxes, property and equipment, and other miscellaneous items. In addition, Hughes received $4.0 billion of cash proceeds from the borrowings incurred by Hughes Defense prior to its spin-off to GM.
   The accompanying financial statements include the applicable portion of intangible assets, including goodwill, and related amortization resulting from purchase accounting adjustments associated with GM's purchase of Hughes in 1985.
   Hughes is a leading manufacturer of communications satellites and provider of satellite-based services. It owns and operates one of the world's largest private fleets of geostationary communications satellites and is the world's leading supplier of satellite-based private business networks. Hughes is also a leader in the direct broadcast satellite market with its programming distribution service known as DIRECTV(R), which was introduced in the U.S. in 1994 and was the first high-powered, all digital, Direct-To-Home ("DTH") television distribution service in North America. DIRECTV began service in Latin America in 1996 and Japan in 1997. Hughes also provides communications equipment and services in the mobile communications and packet switching markets. Its equipment and services are applied in, among other things, data, video and audio transmission, cable and network television distribution, private business networks, digital cellular communications and DTH satellite broadcast distribution of television programming.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 2:  Summary of Significant Accounting Policies

Principles of Combination and Consolidation
   Prior to December 18, 1997, the financial statements present the financial position, results of operations and cash flows of the telecommunications and space business owned and operated by former Hughes on a combined basis. Subsequent to the Hughes Transactions, the accompanying financial statements are presented on a consolidated basis. The financial statements include the accounts of Hughes and its domestic and foreign subsidiaries that are more than 50% owned or controlled by Hughes, with investments in associated companies in which Hughes owns at least 20% of the voting securities or has significant influence accounted for under the equity method of accounting.

Use of Estimates in the  Preparation of the Financial  Statements
   The  preparation   of  financial statements  in  conformity  with  generally
accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

Revenue Recognition
   Revenues are generated from sales of satellites and telecommunications equipment, DTH broadcast subscriptions, and the sale of transponder capacity and related services through outright sales, sales-type leases and operating lease contracts.
   Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.
   Certain contracts contain cost or performance incentives which provide for increases in profits for surpassing stated objectives and decreases in profits for failure to achieve such objectives. Amounts associated with incentives are included in estimates of total sales values when there is sufficient information to relate actual performance to the objectives.
   Sales which are not pursuant to long-term contracts are generally recognized as products are shipped or services are rendered. DTH subscription revenues are recognized when programming is viewed by subscribers. Programming payments received from subscribers in advance of viewing are recorded as deferred revenue until earned.
   Satellite transponder lease contracts qualifying for capital lease treatment (typically based on the term of the lease) are accounted for as sales-type leases, with revenues recognized equal to the net present value of the future minimum lease payments. Upon entering into a sales-type lease, the cost basis of the transponder is removed and charged to cost of products sold. The portion of each periodic lease payment deemed to be attributable to interest income is recognized in each respective period. Contracts for sales of transponders typically include telemetry, tracking and control ("TT&C") service agreements. Revenues related to TT&C service agreements are recognized as the services are performed.
   Transponder and other lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are recognized on a straight-line basis over the respective lease term. Differences between operating lease payments received and revenues recognized are deferred and included in accounts and notes receivable or investments and other assets.
   Hughes has entered into agreements for the sale and leaseback of certain of its satellite transponders. The leaseback transactions have been classified as operating leases and, therefore, the capitalized cost and associated depreciation related to satellite transponders sold are not included in the accompanying financial statements. Gains resulting from such transactions are deferred and amortized over the leaseback period. Leaseback expense is recorded using the straight-line method over the term of the lease, net of amortization of the deferred gains. Differences between operating leaseback payments made and expense recognized are deferred and included in accrued operating leaseback expense.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 2:  Summary of Significant Accounting Policies - Continued

Cash Flows
   Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.
   Net cash from operating activities includes cash payments made for interest of $53.2 million, $156.8 million and $55.8 million in 1998, 1997 and 1996, respectively. Net cash refunds received by Hughes for prior year income taxes amounted to $59.9 million in 1998. Cash payments for income taxes amounted to $24.0 million and $36.5 million in 1997 and 1996, respectively.
   Certain non-cash transactions occurred in connection with the consummation of the Hughes Transactions on December 17, 1997, resulting in a contribution of a net liability of $133.8 million.
   In 1997, in a separate non-cash transaction, Hughes' subsidiary, PanAmSat Corporation ("PanAmSat"), converted its outstanding preferred stock into debt amounting to $438.5 million.

Contracts in Process
   Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing, and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Contracts in process include amounts relating to contracts with long production cycles, with $151.0 million of the 1998 amount expected to be billed after one year. Amounts billed under retainage provisions of contracts are not significant, and substantially all amounts are collectible within one year. Under certain contracts with the U.S. Government, progress payments are received based on costs incurred on the respective contracts. Title to the inventories related to such contracts (included in contracts in process) vests with the U.S. Government.

Inventories
   Inventories are stated at the lower of cost or market principally using the average cost method.

Major Classes of Inventories

(Dollars in Millions)                      1998        1997
                                          ------      -----
Productive material and supplies          $73.4       $57.5
Work in process                           285.1       328.5
Finished goods                            113.0       100.4
                                          -----       -----
Total                                    $471.5      $486.4
                                          =====       =====

Property, Satellites and Depreciation
   Property and satellites are carried at cost. Satellite costs include construction costs, launch costs, launch insurance and capitalized interest.
Capitalized satellite costs represent the costs of successful satellite launches. Satellite costs related to unsuccessful launches, net of insurance proceeds, are recognized in the period of failure. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Intangible Assets
   Intangible assets, a majority of which is goodwill, are amortized using the straight-line method over periods not exceeding 40 years.

Software Development Costs
   Other assets include certain software development costs capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalized software development costs at December 31, 1998 and 1997, net of accumulated amortization of $70.6 million and $107.7 million, respectively, totaled $104.1 million and $99.0 million. The software is amortized using the greater of the units of revenue method or the straight-line method over its useful life, not in excess of five years. Software program reviews are conducted to ensure that capitalized software development costs are properly treated and costs associated with programs that are not generating revenues are appropriately written-off.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 2:  Summary of Significant Accounting Policies - Continued

Valuation of Long-Lived Assets
   Hughes periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Research and Development
   Expenditures for research and development are charged to costs and expenses as incurred and amounted to $121.4 million in 1998, $120.4 million in 1997 and $94.6 million in 1996.

Foreign Currency
   Substantially all of Hughes' foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as part of accumulated other comprehensive income (loss), a separate component of owner's equity. Gains and losses resulting from remeasurement into the functional currency of transactions denominated in non-functional currencies are recognized in earnings. Net foreign currency transaction gains and losses included in the operating results were not material for all years presented.

Financial Instruments and Investments
   Hughes maintains investments in equity securities of unaffiliated companies. These investments are considered available-for-sale and carried at current fair value with unrealized gains or losses, net of tax, reported as part of accumulated other comprehensive income (loss), a separate component of owner's equity. Fair value is determined by market quotes, when available, or by management estimate.
   Market values of financial instruments, other than debt and derivative instruments, are based upon management estimates. Market values of debt and derivative instruments are determined by quotes from financial institutions.
   The carrying value of cash and cash equivalents, accounts and notes receivable, investments and other assets, accounts payable, amounts included in accrued liabilities meeting the definition of a financial instrument and debt approximated fair value at December 31, 1998.
   Hughes' derivative contracts primarily consist of foreign exchange-forward contracts. Hughes enters into these contracts to reduce its exposure to fluctuations in foreign exchange rates. Foreign exchange-forward contracts are accounted for as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments. Gains and losses on foreign exchange-forward contracts designated as hedges of firm foreign currency commitments are recognized in income in the same period as gains and losses on the underlying transactions are recognized.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 2:  Summary of Significant Accounting Policies - Concluded

Stock Compensation
   Hughes issues stock options to employees with grant prices equal to the fair value of the underlying security at the date of grant. No compensation cost has been recognized for options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. See Note 10 for information regarding the pro forma effect on earnings of recognizing compensation cost based on the estimated fair value of the stock options granted, as required by SFAS No. 123, Accounting for Stock-Based Compensation.
   Compensation related to stock awards is recognized ratably over the vesting period and, where required, periodically adjusted to reflect changes in the stock price of the underlying security.

Market Concentrations and Credit Risk
   Sales under U.S. Government contracts were 12.4%, 15.3% and 22.5% of total revenues in 1998, 1997 and 1996, respectively. Hughes provides services and extends credit to a large number of customers in the commercial satellite communications market and to a large number of residential consumers. Management monitors its exposure to credit losses and maintains allowances for anticipated losses.

Accounting Change
   In 1998, Hughes adopted American Institute of Certified Pubic Accountants Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change at January 1, 1998 was $9.2 million after-tax, or $0.02 per share of GM Class H common stock.

New Accounting Standard
   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred depending on the use of the derivative and whether or not it qualifies as a hedge. Hughes plans to adopt SFAS No. 133 by January 1, 2000, as required. Management is currently assessing the impact of this statement on Hughes' results of operations and financial position.

Note 3:  Property and Satellites, Net
                                       Estimated
                                     Useful Lives
(Dollars in Millions)                   (years)               1998        1997
                                    ----------------         -----       -----
Land and improvements                   5 - 25               $51.7       $51.2
Buildings and unamortized leasehold
   improvements                         2 - 45               321.8       305.8
Machinery and equipment                 3 - 12             1,163.1     1,015.4
Furniture, fixtures and office
   machines                             3 - 10                80.2        83.2
Construction in progress                 -                   285.3       169.9
                                                          --------     -------
Total                                                      1,902.1     1,625.5
Less accumulated depreciation                                842.9       735.8
                                                          --------     -------
Property, net                                             $1,059.2      $889.7
                                                           =======       =====

Satellites                              9 - 16            $3,783.2    $3,051.9
Less accumulated depreciation                                585.7       408.5
                                                          --------    --------
Satellites, net                                           $3,197.5    $2,643.4
                                                           =======     =======

   Hughes capitalized interest of $55.3 million, $64.5 million and $12.9 million for 1998, 1997 and 1996, respectively, as part of the cost of its satellites under construction.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 4:  Leasing Activities

   Future minimum lease payments due from customers under noncancelable satellite transponder operating leases, exclusive of amounts due from subleases reported below, are $550.5 million in 1999, $498.9 million in 2000, $477.6 million in 2001, $462.5 million in 2002, $440.7 million in 2003 and $2,031.7 million thereafter.
   The components of the net investment in sales-type leases are as follows:

 (Dollars in Millions)                      1998        1997
 ---------------------                      ----        ----
 Total minimum lease payments             $301.9      $662.5
 Less unearned interest income and
      allowance for doubtful accounts      106.0       297.1
                                           -----       -----
 Total net investment in sales-type leases 195.9       365.4
 Less current portion                       22.5        27.8
                                            ----        ----
 Total                                    $173.4      $337.6
                                          ======      ======

   Future minimum payments due from customers under sales-type leases and related service agreements as of December 31, 1998 are as follows:

                                          Minimum      Service
                                           Lease      Agreement
(Dollars in Millions)                    Payments     Payments
---------------------                    --------     --------
1999                                       $46.1        $4.5
2000                                        44.7         5.7
2001                                        45.8         5.7
2002                                        44.9         5.7
2003                                        43.4         5.7
Thereafter                                  77.0        10.4
                                            ----        ----
Total                                     $301.9       $37.7
                                           =====        ====

   In February 1996, Hughes entered into a sale-leaseback agreement for certain satellite transponders on Galaxy III-R with General Motors Acceptance Corporation ("GMAC"), a subsidiary of GM. Proceeds from the sale were $252.0 million, and the sale resulted in a deferred gain of $108.8 million. In 1992 and 1991, Hughes entered into sale-leaseback agreements for certain transponders on Galaxy VII and SBS-6, respectively, resulting in deferred gains of $180.0 million in 1992 and $96.1 million in 1991. Deferred gains from sale-leaseback agreements are amortized over the expected term of leaseback period. In 1998, PanAmSat exercised certain early buy-out options on the SBS-6 transaction and repurchased the transponders for a total payment of $155.5 million. In January 1999, PanAmSat exercised early buy-out options for $141.3 million related to certain transponders on Galaxy VII, and has remaining early buy-out options of approximately $227.0 million on Galaxy III-R and Galaxy VII that can be exercised later in 1999.
   As of December 31, 1998, the future minimum leaseback amounts payable to lessors under the operating leasebacks and the future minimum sublease amounts due from subleases under noncancelable subleases are as follows:

                                   Minimum
                                   Leaseback        Sublease
(Dollars in Millions)              Payments          Amounts
---------------------              --------          -------
1999                                $90.9           $57.5
2000                                120.3            58.2
2001                                 71.9            53.2
2002                                110.9            49.5
2003                                 26.6            34.2
                                   ------          ------
Total                              $420.6          $252.6
                                    =====           =====

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 5:  Accrued Liabilities

(Dollars in Millions)                          1998         1997
                                               ----         ----
Payroll and other compensation                $196.5      $200.2
Contract-related provisions                    138.0        76.0
Reserve for consumer finance and
  rebate programs                               93.0        86.9
Other                                          326.2       326.3
                                               -----       -----
Total                                         $753.7      $689.4
                                              ======      ======

Note 6:  Long-Term Debt

(Dollars in Millions)                          1998         1997
                                              ------       -----
Notes payable                                 $750.0         $ -
Revolving credit facilities                    155.9       500.0
Bridge loan                                        -       100.0
Other                                           28.9        37.6
                                              ------      ------
Total debt                                     934.8       637.6
Less current portion                           156.1          -
                                               -----      ------
Total long-term debt                          $778.7      $637.6
                                               =====       =====

   Notes payable consisted of five, seven, ten and thirty-year notes totaling $750.0 million issued by PanAmSat in January 1998. The proceeds received were used by PanAmSat to repay the revolving credit facility of $500.0 million and bridge loan of $100.0 million outstanding at December 31, 1997. The outstanding principal balances and interest rates for the five, seven, ten and thirty-year notes as of December 31, 1998 were $200.0 million at 6.00%, $275.0 million at 6.13%, $150.0 million at 6.38% and $125.0 million at 6.88%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually.
   At December 31, 1998, Hughes' 59.1% owned subsidiary, SurFin Ltd. ("SurFin"), had a total of $155.9 million outstanding under two separate $150.0 million unsecured revolving credit facilities. The first matures on April 30, 1999 and the second matures on July 31, 1999. Both credit facilities, which are expected to be renewed, are subject to a facility fee of 0.10% per annum. Borrowings under these credit facilities bear interest at the Eurodollar Rate plus 0.15% and were included in current portion of long-term debt.
   Other long-term debt at December 31, 1998 and 1997 consisted primarily of notes bearing fixed rates of interest of 9.61% to 11.11%. Principal is payable at maturity in April 2007 while interest is payable semi-annually. Also included in other long-term debt at December 31, 1997 was $9.1 million of PanAmSat Senior Notes which were repaid in 1998.
   As part of a debt refinancing program undertaken by PanAmSat in 1997, an extraordinary charge of $20.6 million ($34.4 million before taxes) was recorded, related to the excess of the price paid for the debt over its carrying value, net of deferred financing costs.
   The aggregate maturities of long-term debt for the five years subsequent to December 31, 1998 are $156.1 million in 1999, $200.0 million in 2003 and $578.7 million thereafter.
   Hughes has $1.0 billion of unused credit available under two unsecured revolving credit facilities, consisting of a $750.0 million multi-year facility and a $250.0 million 364-day facility. The multi-year credit facility provides for a commitment of $750.0 million through December 5, 2002, subject to a facility fee of 0.07% per annum. Borrowings bear interest at a rate which approximates the London Interbank Offered Rate ("LIBOR") plus 0.155%. The 364-day credit facility provides for a commitment of $250.0 million through December 1, 1999, subject to a facility fee of 0.05% per annum. Borrowings bear interest at a rate which approximates LIBOR plus 0.25%, with an additional 0.125% utilization fee when borrowings exceed 50% of the commitment. No amounts were outstanding under either facility at December 31, 1998. These facilities provide backup capacity for Hughes' $1.0 billion commercial paper program. No amounts were outstanding under the commercial paper program at December 31, 1998.
   PanAmSat maintains a $500.0 million multi-year revolving credit facility that provides for short-term and long-term borrowings and a $500.0 million commercial paper program that provides for short-term borrowings. The multi-year revolving credit facility provides for a commitment through December 24, 2002, subject to a facility fee of 0.10% per annum. Borrowings bear interest at a rate which approximates LIBOR plus 0.30%. Borrowings under the credit facility and commercial paper program are limited to $500.0 million in the aggregate. No amounts were outstanding under either agreement at December 31, 1998.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 7:  Income Taxes

   The provision for income taxes is based on reported income from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws.
   Hughes and former Hughes (prior to December 18, 1997), and their domestic subsidiaries join with General Motors in filing a consolidated U.S. Federal income tax return. The portion of the consolidated income tax liability recorded by Hughes is generally equivalent to the liability it would have incurred on a separate return basis.
   Prior to December 18, 1997, certain income tax assets and liabilities were maintained by former Hughes. Income tax expense was allocated to Hughes as if Hughes filed a separate income tax return. In connection with the Hughes Transactions, certain income tax assets and liabilities were contributed to and assumed by Hughes on December 17, 1997 and are included in the accompanying balance sheet.
   The income tax provision consisted of the following:

(Dollars in Millions)                               1998    1997     1996
                                                   ------  ------   -----
U.S. Federal, state and foreign taxes currently
  (refundable) payable                          $(177.3)   $24.0    $36.5
U.S. Federal, state and foreign deferred tax
  liabilities, net                                132.6    212.7     68.3
                                                  -----    -----    -----
Total income tax (benefit) provision             $(44.7)  $236.7   $104.8
                                                   ====    =====    =====

   Income from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change included the following components:

(Dollars in Millions)                               1998    1997     1996
                                                   ------  ------   -----
U.S. income                                       $283.8   $659.4   $218.4
Foreign (loss) income                              (93.0)   (41.2)     3.7
                                                  ------   ------  -------
Total                                             $190.8   $618.2   $222.1
                                                   =====    =====    =====

   The combined income tax provision was different than the amount computed using the U.S. Federal statutory income tax rate for the reasons set forth in the following table:

(Dollars in Millions)                               1998    1997     1996
                                                   ------  ------   -----
Expected tax at U.S. Federal statutory
  income tax rate                                 $66.8   $216.4    $77.7
Research and experimentation tax benefits        (183.6)   (39.3)       -
Foreign sales corporation tax benefit             (30.1)   (25.5)   (24.0)
U.S. state and local income taxes                  13.7     24.8      9.4
Purchase accounting adjustments                     7.3      7.3      7.3
Losses of equity method investees                  36.7     18.7     14.8
Minority interests in losses of partnership        19.3     17.5     17.7
Non-deductible goodwill amortization               20.1      9.7        -
Other                                               5.1      7.1      1.9
                                                  -----   ------   ------
Total income tax (benefit) provision             $(44.7)  $236.7   $104.8
                                                   ====    =====    =====

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 7:  Income Taxes - Concluded

   Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31 were as follows:

                                             1998              1997
                                             ----              ----
                                      Deferred  Deferred  Deferred  Deferred
                                         Tax      Tax       Tax      Tax
(Dollars in Millions)                  Assets Liabilities  Assets  Liabilities
---------------------                  ------ -----------  ------  -----------
Profits on long-term contracts         $145.5   $155.5     $156.0   $142.8
Sales and leasebacks                     65.4        -       85.8        -
Employee benefit programs                68.3    101.3       64.3    114.0
Postretirement benefits other
   than pensions                         72.3        -       72.9        -
Customer deposits and rebates            52.9        -       61.9        -
State taxes                              38.8        -       50.0        -
Gain on PanAmSat merger                     -    191.1          -    195.0
Satellite launch insurance costs            -    103.1          -     43.7
Depreciation                                -    470.9          -    438.6
Net operating loss and tax credit
   carryforwards                         77.8        -          -        -
Sale of equity interest in DIRECTV          -     47.5          -     48.7
Other                                    32.8     30.5       63.9     35.4
                                       ------  -------    -------  -------
Subtotal                                553.8  1,099.9      554.8  1,018.2
Valuation allowance                     (64.2)       -      (14.2)       -
                                       ------  -------    -------  -------
Total deferred taxes                   $489.6 $1,099.9     $540.6 $1,018.2
                                        =====  =======      =====  =======

   No income tax provision has been made for the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested that amounted to approximately $18.5 million and $18.2 million at December 31, 1998 and 1997, respectively. Repatriation of all accumulated earnings would have resulted in tax liabilities of $6.4 million in 1998 and $5.4 million in 1997.
   At December 31, 1998, Hughes has $63.9 million of foreign operating loss carryforwards expiring in varying amounts between 1999 and 2003. A valuation allowance was provided for all of the foreign operating loss carryforwards.
   Hughes has an agreement with Raytheon which governs Hughes' rights and obligations with respect to U.S. Federal and state income taxes for all periods prior to the merger of Hughes Defense with Raytheon. Hughes is responsible for any income taxes pertaining to those periods prior to the merger, including any additional income taxes resulting from U.S. Federal and state tax audits. Hughes is also entitled to any U.S. Federal and state income tax refunds relating to those years.
   The U.S. Federal income tax returns of former Hughes have been examined through 1990. All years prior to 1983 are closed. Issues relating to the years 1983 through 1990 are being contested through various stages of administrative appeal. The Internal Revenue Service ("IRS") is currently examining former
Hughes' U.S. Federal tax returns for years 1991 through 1994. Management believes that adequate provision has been made for any adjustment which might be assessed for open years.
   Hughes reached an agreement with the IRS regarding a claim for refund of U.S. Federal income taxes related to the treatment of research and experimentation costs for the years 1983 through 1995. Hughes recorded a total of $183.6 million of research and experimentation tax benefits during 1998, a substantial portion of which related to the above noted agreement with the IRS and covered prior years.

Note 8:  Retirement Programs and Other Postretirement Benefits

   Hughes adopted SFAS No. 132, Employers' Disclosures about Pensions and
Other Postretirement Benefits. SFAS No. 132 required changes in disclosure of certain information about pensions and other postretirement benefits.
   Substantially all of Hughes' employees participate in Hughes' contributory and non-contributory defined benefit retirement plans. Benefits are based on years of service and compensation earned during a specified period of time before retirement. Additionally, an unfunded, nonqualified pension plan covers certain employees. Hughes also maintains a program for eligible retirees to participate in health care and life insurance benefits generally until they reach age 65. Qualified employees who elected to participate in the Hughes contributory defined benefit pension plans may become eligible for these health care and life insurance benefits if they retire from Hughes between the ages of 55 and 65.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 8:  Retirement Programs and Other Postretirement Benefits - Continued

   Prior to December 18, 1997, the pension-related assets and liabilities and the postretirement benefit plans were maintained by former Hughes for its non-automotive businesses and were not included in the Hughes balance sheet. A portion of former Hughes' net pension expense or income and postretirement benefit cost was allocated to Hughes and is included in the Statement of Income and Available Separate Consolidated Net Income. The net pension expense allocation was $12.3 million and $12.2 million for 1997 and 1996, respectively. For 1997 and 1996, the pension expense components including benefits earned during the year, interest accrued on benefits earned in prior years, actual return on assets and net amortization and deferral, were not determined separately for the Hughes participants. The postretirement benefit cost allocated to Hughes was $11.2 million and $10.4 million for 1997 and 1996, respectively. For 1997 and 1996, the postretirement benefit cost components, including benefits earned during the year, interest accrued on benefits earned in prior years and net amortization, were not determined separately for the Hughes employees. The 1997 information presented below is based on pro rata allocations from former Hughes for each pension and postretirement benefit component.
   The components of the pension benefit obligation and the other postretirement benefit obligation, as well as the net benefit obligation recognized in the balance sheet, are shown below:

                                                                    Other
                                                               Postretirement
                                           Pension Benefits        Benefits
                                           ----------------        --------
(Dollars in Millions)                      1998       1997     1998      1997
                                           ----       ----     ----      ----
Change in Benefit Obligation
Net benefit obligation at beginning
  of year                                $1,556.4  $1,490.5   $135.6    $132.3
Service cost                                 57.5      47.9      3.6       3.6
Interest cost                               110.8     110.3      9.3       9.1
Plan participants' contributions             14.1      13.7        -         -
Actuarial loss                               66.6      32.4     35.1       4.1
Acquisitions/divestitures                      -      (17.6)       -         -
Benefits paid                              (151.3)   (120.8)   (12.0)    (13.5)
                                          -------   -------    -----     -----
Net benefit obligation at end of year     1,654.1   1,556.4    171.6     135.6
                                          -------   -------    -----     -----

Change in Plan Assets
Fair value of plan assets at
  beginning of year                       1,906.1   1,716.4        -         -
Actual return on plan assets                165.0     302.4        -         -
Employer contributions                       20.3      12.0     12.0      13.5
Plan participants' contributions             14.1      13.7        -         -
Acquisitions/divestitures                      -      (17.6)       -         -
Benefits paid                              (151.3)   (120.8)   (12.0)    (13.5)
Transfers                                     4.7         -        -         -
                                          -------   -------     ----     -----
Fair value of plan assets at end of year  1,958.9   1,906.1        -         -
                                          -------   -------     ----     -----

Funded status at end of year                304.8     349.7   (171.6)   (135.6)
  Unamortized asset at date of adoption        -      (12.8)       -         -
  Unamortized amount resulting from
   changes in plan provision                  4.4       5.1        -         -
  Unamortized net amount resulting
   from changes in plan experience
   and actuarial assumptions                (80.8)   (122.3)     4.9     (31.0)
                                            -----    ------      ---     -----
Net amount recognized at end of year       $228.4    $219.7  $(166.7)  $(166.6)
                                            =====     =====    =====     =====

Amounts recognized in the balance
  sheet consist of:
  Prepaid benefit cost                     $248.1    $227.0        -         -
  Accrued benefit cost                      (89.3)    (83.8) $(166.7)  $(166.6)
  Intangible asset                            7.4      18.0      N/A       N/A
  Deferred tax assets                        25.1      23.7      N/A       N/A
  Accumulated other comprehensive loss       37.1      34.8      N/A       N/A
                                            -----     -----    -----    ------
Net amount recognized at end of year       $228.4    $219.7  $(166.7)  $(166.6)
                                            =====     =====    =====     =====

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 8:  Retirement Programs and Other Postretirement Benefits - Concluded

   Included in the pension plan assets at December 31, 1998 are GM Class H common stock of $2.3 million, GM $1-2/3 common stock of $7.1 million and GMAC bonds of $3.3 million.

                                                                    Other
                                                                Postretirement
Weighted-average assumptions as of         Pension Benefit         Benefits
                                           ---------------         --------
   December 31                             1998       1997     1998      1997
                                           ----       ----     ----      ----
 Discount rate                             6.75%     7.25%     6.50%     6.75%
 Expected return on plan assets            9.50%     9.50%      N/A       N/A
 Rate of compensation increase             5.00%     5.00%      N/A       N/A

   For measurement purposes, a 9.5% annual rate of increase per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually 0.5% per year to 6.0% in 2006.

                                                                    Other
                                                               Postretirement
                                           Pension Benefits        Benefit
                                           ----------------        -------
(Dollars in Millions)                      1998       1997      1998     1997
                                           ----       ----      ----     ----
Components of net periodic benefit cost
Benefits earned during the year            $57.5      $47.9     $3.6     $3.6
Interest accrued on benefits earned
   in prior years                          110.8      110.3      9.3      9.1
Expected return on assets                 (144.5)    (135.7)       -        -
Amortization components
   Unamortized asset at date of adoption   (12.8)     (14.2)       -        -
   Unamortized amount resulting
    from changes in plan provisions          0.7        0.7        -        -
   Unamortized net amount resulting
     from changes in plan experience
     and actuarial assumptions               4.6        3.3     (0.8)    (1.5)
                                             ---        ---     ----     ----
 Net periodic benefit cost                 $16.3      $12.3    $12.1    $11.2
                                            ====       ====     ====     ====

   The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $114.3 and $89.3, respectively, as of December 31, 1998, and $93.5 and $83.8, respectively, as of December 31, 1997. The pension plans with accumulated benefit obligations in excess of plan assets do not have any underlying assets.
   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                          1-Percentage      1-Percentage
(Dollars in Millions)                    Point Increase    Point Decrease
                                         --------------    --------------
Effect on total of service and
   interest cost components                   $1.5             $(1.2)
Effect on postretirement
   benefit obligation                         14.0             (12.2)

   Hughes maintains 401(k) plans for qualified employees. A portion of employee contributions are matched by Hughes and amounted to $30.6 million, $26.3 million and $16.7 million in 1998, 1997 and 1996, respectively.
   Hughes has disclosed in the financial statements certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as "other postretirement benefit obligation." Notwithstanding the recording of such amounts and the use of these terms, Hughes does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of Hughes (other than pensions) represent legally enforceable liabilities of Hughes.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 9:  Owner's Equity

   In connection with the Hughes Transactions, Hughes was recapitalized on December 17, 1997 at which time 1,000 shares of $1.00 par value common stock, representing all of the authorized and outstanding common stock of Hughes, were issued to GM. Prior to December 17, 1997, the equity of Hughes was comprised of Parent Company's net investment in its telecommunications and space business.
   The following represents changes in the components of accumulated other comprehensive income (loss), net of income taxes, as of December 31:



                                       1998                      1997                       1996
                            ------------------------   ----------------------     -------------------------
                                       Tax
                            Pre-tax  (Credit)   Net    Pre-tax   Tax     Net       Pre-tax   Tax     Net
(Dollars in Millions)        Amount  Expense   Amount  Amount  Expense  Amount     Amount   Credit  Amount
                             ------  -------   ------  ------  -------  ------     ------   ------  ------

Minimum pension
   liability adjustments     $(3.9)   $(1.6)   $(2.3)      -        -       -           -        -      -
Foreign currency
   translation
   adjustments                $6.4     $2.6     $3.8    $1.0     $0.4    $0.6        $1.3     $0.5   $0.8
Unrealized holding
   losses                     $3.0     $1.2     $1.8       -        -       -           -        -      -
Reclassification
   adjustment for gains
   included in net income   $(11.8)   $(4.7)   $(7.1)      -        -       -           -        -      -

Note 10:  Incentive Plans

   Under the Hughes Electronics Corporation Incentive Plan ("the Plan"), as approved by the GM Board of Directors in 1998, shares, rights or options to acquire up to 35.6 million shares of GM Class H common stock on a cumulative basis were available for grant through December 31, 1998.
   The GM Executive Compensation Committee may grant options and other rights to acquire shares of GM Class H common stock under the provisions of the Plan. The option price is equal to 100% of the fair market value of GM Class H common stock on the date the options are granted. These nonqualified options generally vest over two to four years, expire ten years from date of grant and are subject to earlier termination under certain conditions.
   As part of the Hughes Transactions, the outstanding options of former Hughes employees who continued as Hughes employees were converted on December 18, 1997 into options to purchase recapitalized GM Class H common stock. Recognition of compensation expense was not required in connection with the conversion.
   Changes in the status of outstanding options were as follows:

                                    Shares Under          Weighted-Average
GM Class H Common Stock               Option               Exercise Price
                                  --------------           --------------
Outstanding at December 31, 1997   13,961,615                   $29.08
Granted                             4,180,525                    51.02
Exercised                          (1,506,241)                   23.22
Terminated                           (937,179)                   31.79
                                   ----------                    -----
Outstanding at December 31, 1998   15,698,720                   $35.32
                                   ==========                    =====

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 10:  Incentive Plans - Concluded

   The following table summarizes information about the Plan stock options outstanding at December 31, 1998:


                                 Options Outstanding                     Options Exercisable
                      ------------------------------------------     --------------------------
                                     Weighted-
                                      Average
                                    Remaining        Weighted-                     Weighted-
        Range of           Number   Contractual       Average         Number        Average
    Exercise Prices    Outstanding Life (years)   Exercise Price    Exercisable   Exercise Price
  ------------------   ----------- -----------    --------------    -----------   --------------
    $9.86 to $20.00       833,203     3.7              $14.70         833,203       $14.70
    20.01 to  30.00     1,056,354     5.9               22.18       1,056,354        22.18
    30.01 to  40.00     9,800,388     8.2               32.08       3,344,007        32.64
    40.01 to  50.00     1,372,700     9.6               43.71               -            -
    50.01 to  54.79     2,636,075     9.3               54.79               -            -
    ---------------    ----------     ---               -----       ---------       ------
    $9.86 to $54.79    15,698,720     8.1              $35.32       5,233,564       $27.67
     ==============    ==========     ===               =====       =========        =====

   At December 31, 1998, 5,373,522 shares were available for grant under the Plan subject to GM Executive Compensation Committee approval.
   On May 5, 1997, PanAmSat adopted a stock option incentive plan with terms similar to the Plan. As of December 31, 1998, PanAmSat had issued 1,493,319 options to purchase its common stock with exercise prices ranging from $29.00 per share to $59.75 per share. The options vest ratably over three years and have a remaining life of approximately nine years on the 1998 options and eight and one-half years on the 1997 options. At December 31, 1998, 113,590 options were exercisable. The PanAmSat options have been considered in the following pro forma analysis.
   The following table presents pro forma information as if Hughes recorded compensation cost using the fair value of issued options on their grant date:

(Dollars in Millions Except Per Share Amounts)     1998      1997      1996
                                                  -----     -----     -----
Reported earnings used for computation of
   available separate consolidated net income    $271.7    $470.7   $183.5
Assumed stock compensation cost, net of tax        85.0      43.5      8.8
                                                 ------    ------   ------
Adjusted earnings used for computation of
   available separate consolidated net income    $186.7    $427.2   $174.7
                                                  =====     =====    =====
Reported earnings per share attributable to GM
   Class H common stock                           $0.68     $1.18     $0.46
Adjusted earnings per share attributable to GM
   Class H common stock                           $0.47     $1.07     $0.44
                                                   ====      ====      ====

   For stock options granted prior to the Hughes Transactions, the estimated compensation cost was based upon an allocation from former Hughes which was calculated using the Black-Scholes valuation model for estimation of the fair value of its options. The following table presents the estimated weighted-average fair value of options granted and the assumptions used for the 1998 and 1997 calculations (stock volatility has been estimated based upon a three-year average derived from a study of a Hughes determined peer group and may not be indicative of actual volatility for future periods):

                                                   1998      1997
Estimated fair value per option granted          $22.78    $26.90
Average exercise price per option granted         51.02     31.71
Stock volatility                                   32.8%     32.5%
Average risk-free interest rate                    5.63%     5.87%
Average option life in years                        6.2       7.0

Note 11:  Other Income and Expenses

(Dollars in Millions)                              1998      1997      1996
                                                  -----     -----     -----
Gain on PanAmSat merger                                    $489.7
Gain on sale of DIRECTV interest to AT&T                       -    $120.3
Equity losses from unconsolidated affiliates    $(128.3)    (72.2)   (42.2)
Other                                             (24.8)    (26.8)    (9.0)
                                                  -----      ----    -----
Total Other, net                                $(153.1)   $390.7    $69.1
                                                  =====     =====     ====

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 11:  Other Income and Expenses - Concluded

   Equity losses from unconsolidated affiliates at December 31, 1998, are primarily comprised of losses at DIRECTV Japan, of which Hughes owns 31.6%, and American Mobile Satellite Corporation, of which Hughes owns 20.7%.

Note 12:  Related-Party Transactions

   In the ordinary course of its operations, Hughes provides telecommunications services and sells electronic components to, and purchases sub-components from, related parties. In addition, prior to December 18, 1997, Hughes received allocations of corporate expenses and interest costs from former Hughes and GM.
   The following table summarizes significant related party transactions:

(Dollars in Millions)                1998        1997        1996
                                    ------      ------      -----
Revenues                            $40.5       $45.2       $50.8
Costs and expenses
   Purchases                         29.0       275.4       241.5
   Allocation of corporate expenses     -        77.5        75.6
   Allocated interest                   -        55.6        53.2

Note 13: Earnings Per Share Attributable to GM Class H Common Stock and Available Separate Consolidated Net Income

   Earnings per share attributable to GM Class H common stock is determined based on the relative amounts available for the payment of dividends to holders of GM Class H common stock. Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).
   Amounts available for the payment of dividends on GM Class H common stock are based on the Available Separate Consolidated Net Income ("ASCNI") of Hughes. The ASCNI of Hughes is determined quarterly and is equal to the separate consolidated net income of Hughes, excluding the effects of GM purchase accounting adjustments arising from GM's acquisition of Hughes (earnings used for computation of ASCNI), multiplied by a fraction, the numerator of which is a number equal to the weighted-average number of shares of GM Class H common stock outstanding during the period and the denominator of which was 399.9 million during 1998, 1997 and 1996. The denominator used in determining the ASCNI of Hughes may be adjusted from time-to-time as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class H common stock and to reflect certain transfers of capital to or from Hughes. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Restated Certificate of Incorporation.
   For 1997 and 1996, ASCNI and earnings attributable to GM Class H common stock are presented on a pro forma basis. Prior to the Hughes Transactions, such amounts were calculated based on the financial performance of former Hughes. Since the 1997 and 1996 financial statements relate only to the telecommunications and space business of former Hughes prior to the consummation of the Hughes Transactions, they do not reflect the earnings attributable to the GM Class H common stock on a historical basis. The pro forma presentation is used, therefore, to present the financial results which would have been achieved for 1997 and 1996 relative to the GM Class H common stock had they been calculated based on the performance of the telecommunication and space business of former Hughes.
   Earnings per share represent basic earnings per share. The assumed exercise of stock options does not have a dilutive effect since such exercises do not currently result in a change to the GM Class H dividend base (denominator) used in calculating earnings per share. As Hughes has no other common stock equivalents that may impact the calculation, diluted earnings per share are not presented.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 13: Earnings Per Share Attributable to GM Class H Common Stock and Available Separate Consolidated Net Income - Concluded

     Dividends may be paid on the GM Class H common stock only when, as, and if declared by GM's Board of Directors in its sole discretion. Dividends may be paid on GM Class H common stock to the extent of the amount initially determined to be available for the payment of dividends on Class H common stock, plus the portion of earnings of GM after the closing of the Hughes Transactions attributed to GM Class H common stock. The GM Board determined that the amount initially available for payment of dividends on shares of the recapitalized GM Class H common stock was the cumulative amount available for the payment of dividends on GM Class H common stock immediately prior to the closing of the Hughes Transactions, reduced by a pro rata portion of the net reduction in GM's total stockholders' equity resulting from the Hughes Transactions. As of December 31, 1998, the amount available for the payment of dividends on GM Class H common stock was $3.8 billion. The GM Board does not currently intend to pay cash dividends on the recapitalized GM Class H common stock.

Note 14:  Acquisitions

   In December 1998, Hughes agreed to acquire all of the outstanding capital stock of United States Satellite Broadcasting Company, Inc. ("USSB"). USSB provides DTH premium satellite programming in conjunction with DIRECTV's basic programming service. USSB launched its service in June 1994 and, as of December 31, 1998, had more than two million subscribers nationwide. The acquisition will be accounted for using the purchase method of accounting. The purchase price, consisting of cash and GM Class H common stock, will be determined at closing based upon an agreed-upon formula and will not exceed $1.6 billion in the aggregate. Subject to certain limitations in the merger agreement, USSB shareholders will be entitled to elect to receive cash or shares of GM Class H common stock. The amount of cash to be paid in the merger cannot be less than 30% or greater than 50% of the aggregate purchase price with the remaining consideration consisting of GM Class H common stock. The merger, which is subject to USSB shareholder approval and the receipt of appropriate regulatory approval, is expected to close in early to mid-1999.
   In October 1998, Hughes agreed to acquire, pending regulatory approval in Mexico, an additional ownership interest in Grupo Galaxy Mexicana, S.A. de C.V. ("GGM"), a Galaxy Latin America, LLC ("GLA") local operating company located in Mexico, from Grupo MVS, S.A. de C.V. ("MVS"). Hughes' equity ownership will represent 49.0% of the voting equity and all of the non-voting equity of GGM. The GGM transaction will be accounted for using the purchase method of accounting. As part of the GGM transaction, in October 1998 Hughes acquired from MVS an additional 10.0% interest in GLA, increasing its ownership interest to 70.0%, as well as an additional 19.8% interest in SurFin, a company providing financing of subscriber receiver equipment for certain GLA local operating companies located in Latin America and Mexico, increasing its ownership percentage from 39.3% to 59.1%. The GLA and SurFin transactions were accounted for using the purchase method of accounting. The increased ownership in SurFin resulted in its consolidation since the date of acquisition. The aggregate purchase price for the transactions was $197.0 million in cash.
   In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat for $851.4 million in cash, increasing Hughes' ownership interest in PanAmSat from 71.5% to 81.0%.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 14:  Acquisitions - Concluded

   In December 1997, Hughes repurchased from AT&T, a 2.5% equity interest in DIRECTV, ending AT&T's marketing agreement to distribute the DIRECTV direct broadcast satellite television service and DIRECTV(TM) receiver equipment. The $161.8 million repurchase resulted in goodwill of approximately $156.1 million.
   In May 1997, Hughes and PanAmSat, a leading provider of international satellite services, merged their respective satellite service operations into a new publicly-held company, which retained the name PanAmSat Corporation. Hughes contributed its Galaxy(R) satellite services business in exchange for a 71.5% interest in the new company. PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1,725.0 million provided by Hughes, which borrowed such funds from GM.
   For accounting purposes, the merger was treated by Hughes as an acquisition of 71.5% of PanAmSat and was accounted for using the purchase method.
Accordingly, the purchase price was allocated to the net assets acquired, including intangible assets, based on estimated fair values at the date of acquisition. The purchase price exceeded the fair value of net assets acquired by $2.4 billion. In addition, the merger was treated as a partial sale of the Galaxy business by Hughes and resulted in a one-time pre-tax gain of $489.7 million ($318.3 million after-tax).
   As the Hughes 1997 financial statements include only PanAmSat's results of operations since the date of acquisition, the following selected unaudited pro forma information is being provided to present a summary of the combined results of Hughes and PanAmSat as if the acquisition had occurred as of the beginning of the respective periods, giving effect to purchase accounting adjustments. The pro forma data is presented for informational purposes only and may not necessarily reflect the results of operations of Hughes had PanAmSat operated as part of Hughes for the years ended December 31, 1997 and 1996, nor are they necessarily indicative of the results of future operations. The pro forma information excludes the effect of non-recurring charges.

(Dollars in Millions Except Per Share Amounts)   1997         1996
                                                ------      -------
Total Revenues                               $5,247.9      $4,189.8
Income before extraordinary item                164.1          42.1
Net income                                      143.5          42.1
Pro forma available separate
  consolidated net income                        41.8          15.5
Pro forma earnings per share attributable
  to GM Class H common stock                    $0.41         $0.16

Note 15:  Derivative Financial Instruments and Risk Management

   In the normal course of business, Hughes enters into transactions that expose it to risks associated with foreign exchange rates. Hughes utilizes derivative instruments in an effort to mitigate these risks. Hughes' policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments are highly correlated with changes in market values of the underlying transactions, both at the inception of the hedge and over the life of the hedge contract.
   Hughes primarily uses foreign exchange-forward contracts to hedge firm commitments denominated in foreign currencies. Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. The total notional amounts of contracts afforded hedge accounting treatment at December 31, 1998 and 1997 were not significant.
   Hughes is exposed to credit risk in the event of non-performance by the counterparties to its foreign exchange-forward contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.
   In connection with debt refinancing activities by PanAmSat in 1997, PanAmSat entered into certain U.S. Treasury rate lock contracts to reduce its exposure to fluctuations in interest rates. The aggregate notional value of these contracts was $375.0 million and these contracts were accounted for as hedges. The cost to settle these instruments in 1998 was $9.1 million and is being amortized to interest expense over the term of the related debt securities.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 16:  Discontinued Operations

   On December 15, 1997, Hughes sold substantially all of the assets and liabilities of Hughes Avicom International, Inc. ("Hughes Avicom") to Rockwell Collins, Inc. for cash. Hughes Avicom is a supplier of products and services to the commercial airline market. Hughes recorded an after-tax gain of $62.8 million on the sale. The net operating results of Hughes Avicom have been reported, net of applicable income taxes, as "Income (Loss) from discontinued operations, net of taxes" and the net cash flows as "Net cash used by discontinued operations."
   Summarized financial information for Hughes Avicom follows:

 (Dollars in Millions)                                     1997*    1996
                                                          ------   -----
 Revenues                                                $102.5    $89.9
 Net income (loss)                                          1.2     (7.4)

*Includes the results of Hughes Avicom through December 15, 1997.

Note 17:  Segment Reporting

   Hughes' segments, which are differentiated by their products and services, include Direct-To-Home Broadcast, Satellite Services, Satellite Systems and Network Systems. Direct-To-Home Broadcast is engaged in acquiring, promoting, selling and/or distributing digital programming via satellite to residential and commercial customers. Satellite Services is engaged in the selling, leasing and operating of satellite transponders and providing services for cable television systems, news companies, Internet service providers and private business networks. Satellite Systems designs, manufactures and markets satellites and satellite components. Network Systems products include satellite-based business networks and Internet access service, cellular-based fixed wireless telephone systems and mobile cellular digital packet data systems. Other includes the corporate office and other entities.



                         Direct-To-
                            Home     Satellite    Satellite     Network
(Dollars in Millions)    Broadcast   Services      Systems      Systems     Other    Eliminations     Total
                         ---------   --------      -------      -------     -----    ------------     -----

1998
External Revenues        $1,813.7     $643.8      $2,493.4     $1,000.6     $12.4                    $5,963.9
Intersegment Revenues         2.4      123.5         337.7         76.1       0.8       $(540.5)            -
                          -------      -----       -------      -------      ----         -----       -------
Total Revenues           $1,816.1     $767.3      $2,831.1     $1,076.7     $13.2       $(540.5)     $5,963.9
                          -------      -----       -------      -------      ----         -----       -------
Operating Profit (1)      $(228.1)    $318.3        $246.3        $10.9    $(68.2)       $(30.1)       $249.1
Depreciation and
   Amortization (1)         102.3      235.0          49.2         41.7      31.6          (5.0)        454.8
Intangibles, net                -    2,433.5             -         53.6   1,065.1             -       3,552.2
Segment Assets (2)        2,190.4    5,890.5       1,491.2      1,299.0   2,856.8        (292.9      13,435.0
Capital Expenditures (3)    230.8      921.7          99.7         40.0       3.3         133.0       1,428.5
                          -------    -------       -------      -------   -------         -----       -------

1997
External Revenues        $1,276.9     $537.3      $2,290.0       $998.3     $25.8                    $5,128.3
Intersegment Revenues           -       92.6         201.9         13.0       2.7       $(310.2)            -
                          -------    -------       -------      -------   -------         -----       -------

Total Revenues           $1,276.9     $629.9      $2,491.9     $1,011.3     $28.5       $(310.2)     $5,128.3
                          -------    -------       -------      -------   -------         -----       -------

Operating Profit (1       $(254.6)    $292.9        $226.3        $74.1    $(47.9)        $(5.4)       $285.4
Depreciation and
    Amortization (1)         86.1      145.2          39.4         32.0      14.7             -         317.4
Intangibles, net                -    2,498.5             -            -     456.3             -       2,954.8
Segment Assets (2)        1,408.7    5,682.4       1,312.6      1,215.6   3,298.1        (186.4)     12,731.0
Capital Expenditures (3)    105.6      625.7         113.9         43.1      0.4          (62.1)        826.6
                          -------    -------       -------      -------   -------         -----       -------

1996
External Revenues          $621.0     $381.7      $1,950.4     $1,049.6     $6.0                     $4,008.7
Intersegment Revenues           -      101.1         106.0         20.4      1.7        $(229.2)            -
                          -------    -------       -------      -------   -------         -----       -------
 Total Revenues            $621.0     $482.8      $2,056.4     $1,070.0     $7.7        $(229.2)     $4,008.7
                          -------    -------       -------      -------   -------         -----       -------

Operating Profit (1)      $(319.8)    $239.1        $183.3       $107.7   $(13.5)         $(7.7)       $189.1
Depreciation and
    Amortization (1          67.3       58.5          34.4         28.3     27.1              -         215.6
Intangibles, net                -       72.9             -            -    395.1              -         468.0
Segment Assets (2)        1,023.4    1,275.5         757.8        964.0    457.1         (105.2)      4,372.6
Capital Expenditures (3)     63.5      308.7          87.8         45.3        -          (55.9)        449.4
                          -------    -------       -------      -------   -------         -----       -------

-------------------
See Notes on next page.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 17:  Segment Reporting - Concluded

   Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation.
(1)Includes   amortization   arising  from   purchase   accounting  adjustments
   related to GM's acquisition of Hughes amounting to $3.3 million in each of the years for the Satellite Services segment and $17.7 million in each of the years in Other.
(2)Assets of the Satellite Services segment and Other include the unamortized purchase accounting adjustments associated with GM's acquisition of Hughes. Satellite Services includes unamortized purchase accounting adjustments of $66.3 million in 1998, $69.6 million in 1997 and $72.9 million in 1996. Other includes unamortized purchase accounting adjustments of $360.3 million in 1998, $378.0 million in 1997 and $395.7 million in 1996.
(3)Includes expenditures related to satellites in segments as follows: $70.2 million in 1998 for Direct-To-Home Broadcast segment and $726.3 million, $606.1 million and $259.2 million in 1998, 1997 and 1996, respectively, for Satellite Services segment. Satellite Services segment also includes $155.5 million in 1998 related to the early buy-out of satellite sale-leasebacks.

   A reconciliation of operating profit to income from continuing operations before income taxes, minority interests, extraordinary item and cumulative effect of accounting change, as shown in the Statement of Income and Available Separate Consolidated Net Income, follows:

(Dollars in Millions)                           1998     1997     1996
                                               -----    ------   -----
Operating profit                               $249.1   $285.4   $189.1
Interest income                                 112.3     33.1      6.8
Interest expense                                (17.5)   (91.0)   (42.9)
Other, net                                     (153.1)   390.7     69.1
                                                -----    -----   ------
Income from continuing operations before
   income taxes, minority interests,
   extraordinary item and cumulative
   effect of accounting change                 $190.8   $618.2   $222.1
                                               ======   ======   ======

   The following table presents revenues earned from customers located in different geographic areas. Property and satellites are grouped by their physical location. All satellites are reported as United States assets.




                              1998                  1997                    1996
                       --------------------   --------------------   --------------------
                                    Net                   Net                     Net
                        Total    Property &    Total    Property &    Total     Property &
(Dollars in Millions)  Revenues  Satellites   Revenues  Satellites   Revenues   Satellites
                       --------  ----------   --------  ----------   --------   ----------
North America
   United States      $3,534.3    $4,206.3    $2,851.1   $3,507.1    $2,613.1    $1,725.1
   Canada and Mexico     136.7         2.0       101.3          -        27.4           -
                       -------     -------     -------    -------     -------    --------
Total North America    3,671.0     4,208.3     2,952.4    3,507.1     2,640.5     1,725.1
                       =======     =======     =======    =======     =======     =======

Europe
   United Kingdom        842.4        14.1       583.3       10.4       336.2         8.0
   Other                 275.5         0.6       419.0        0.4       290.0         0.3
                       -------     -------     -------    -------     -------    --------
Total Europe           1,117.9        14.7     1,002.3       10.8       626.2         8.3
                       =======     =======     =======    =======     =======     =======

Latin America
   Brazil                184.9         4.6       131.2          -        48.6           -
   Other                 104.2        11.2        90.4          -        23.1           -
                       -------     -------     -------    -------     -------    --------
Total Latin America      289.1        15.8       221.6          -        71.7           -
                       =======     =======     =======    =======     =======     =======

Asia
   Japan                 185.9         0.6       147.9        0.5       119.7         0.4
   India                  83.4        14.7        46.5       12.7         8.0        11.7
   China                  63.4         1.7       154.5        1.5       125.2         1.4
   Other                 214.7         0.6       477.8        0.5       387.3         0.5
                       -------     -------     -------    -------     -------    --------
Total Asia               547.4        17.6       826.7       15.2       640.2        14.0
                       =======     =======     =======    =======     =======     =======
Total Middle East        284.3           -        77.7          -         1.2           -
Total Africa              54.2         0.3        47.6          -        28.9           -
                       -------     -------     -------    -------     -------    --------
   Total              $5,963.9    $4,256.7    $5,128.3   $3,533.1    $4,008.7    $1,747.4
                       =======     =======     =======    =======     =======     =======

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 18:  Commitments and Contingencies

   In connection with the 1997 spin-off of Hughes Defense and its subsequent merger with Raytheon, a process was agreed to among GM, Hughes and Raytheon for resolving disputes that might arise in connection with post-closing adjustments called for by the terms of the merger agreement. Such adjustments might call for a cash payment between Hughes and Raytheon. A dispute currently exists regarding the post-closing adjustments which Hughes and Raytheon have proposed to one another. In an attempt to resolve the dispute, Hughes gave notice to Raytheon to commence the arbitration process. Raytheon responded by filing an action in Delaware Chancery Court which seeks to enjoin the arbitration as premature. It is possible that the ultimate resolution of the post-closing financial adjustment provision of the merger agreement may result in Hughes making a payment to Raytheon that could be material to Hughes. However, the amount of any payment that either party might be required to make to the other is not determinable at this time. Hughes intends to vigorously pursue resolution of the dispute through the arbitration process, opposing the adjustments Raytheon seeks and seeking the payment from Raytheon that it has proposed.
   Hughes has entered into agreements to procure commercial satellite launches, a significant number of which are expected to be used in connection with satellites ordered by outside customers. The agreements provide for launches beginning in 1999 and also contain options for additional launch vehicles. The total amount of the commitments, which is dependent upon the number of options exercised, market conditions and other factors, could exceed $2.0 billion.
   Hughes has a long-term agreement for multiple launch services aboard expendable launch vehicles using the Sea Launch ocean-based commercial launch system. Hughes plans to use options under this agreement to deliver communications satellites in-orbit. Sea Launch is scheduled to demonstrate the capabilities of its ocean-based commercial launch system with its first launch in March 1999. The first launch will carry a demonstration payload having the same mission and physical characteristics (weight, size, etc.) as an HS 702 commercial communications satellite. If the first launch is not successful or delayed, Hughes could be required by customers to procure other launch vehicles to satisfy its contractual obligations, which may lead to higher operating costs.
   DIRECTV has an agreement with General Electric Capital Corporation ("GECC") under which GECC agreed to provide an open-end revolving credit program for consumer purchases of DIRECTV receiver equipment, installations and ancillary items at selected retail establishments. Funding under this program was discontinued effective September 10, 1996. The aggregate outstanding balance under this agreement at December 31, 1998 was approximately $190.0 million. Hughes has certain rights regarding the administration of the program, and the losses from qualifying accounts under this program accrue to Hughes, subject to certain indemnity obligations of GECC. Hughes has established allowances to provide for expected losses under the program. The allowances are subject to periodic review based on information regarding the status of the program. A complaint and counterclaim have been filed by the parties in the U.S. District Court for the District of Connecticut concerning GECC's performance and DIRECTV's obligation to act as a surety. GECC claims damages from DIRECTV in excess of $140.0 million. DIRECTV seeks damages from GECC in excess of $70.0 million. Hughes intends to vigorously contest GECC's allegations and pursue its own contractual rights and remedies. Hughes does not believe that the litigation will have a material adverse impact on Hughes' results of operations or financial position. Discovery is not yet completed in the case and no trial date has been set.
   In December 1994, former Hughes entered into an agreement with Computer Sciences Corporation ("CSC") whereby CSC provides a significant amount of data processing services required by the non-automotive businesses of former Hughes. Baseline service payments to CSC are expected to aggregate approximately $1.5 billion over the term of the eight-year agreement for former Hughes. Based on historical usage, approximately 17% of the costs incurred under the agreement are attributable to Hughes. The contract is cancelable by Hughes with early termination penalties.
   At December 31, 1998, minimum future commitments under noncancelable operating leases having lease terms in excess of one year, exclusive of satellite transponders leaseback payments disclosed in Note 4, are primarily for real property and aggregated $323.8 million, payable as follows: $56.6 million in 1999, $53.3 million in 2000, $52.3 million in 2001, $50.3 million in 2002,
$29.4 million in 2003 and $81.9 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $62.0 million in 1998, $72.2 million in 1997 and $52.7 million in 1996.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 18:  Commitments and Contingencies - Concluded

   In conjunction with its performance on long-term contracts, Hughes is contingently liable under standby letters of credit and bonds in the amount of $294.3 million at December 31, 1998. In Hughes' past experience, no material claims have been made against these financial instruments. In addition, Hughes has guaranteed up to $204.6 million of bank debt, including $150.0 million related to American Mobile Satellite Corporation, and up to $22.1 million of capital lease obligations. $150.0 million of bank debt matures in March 2003; the remaining $54.6 million of bank debt matures in September 2007. The capital lease obligations are due in variable amounts over the next five years.
   In connection with the DTH broadcast businesses, Hughes has commitments related to certain programming agreements which are variable based upon the number of underlying subscribers and market penetration rates. Minimum payments over the terms of applicable contracts are anticipated to be approximately $700.0 million to $800.0 million.
   Hughes is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes under these claims and actions was not determinable at December 31, 1998. In the opinion of Hughes management, such liability is not expected to have a material adverse effect on Hughes' results of operations or financial position.

Note 19:  Subsequent Events

   Hughes entered into a contract with Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd. ("APMT") effective May 15, 1998, whereby Hughes was to provide to APMT a satellite-based mobile telecommunications system consisting of two satellites, a ground segment, user terminals and associated equipment and software. As part of the contract, Hughes was required to obtain all necessary U.S. Government export licenses for the APMT system by February 15, 1999. On February 24, 1999, the Department of Commerce notified Hughes that it intends to deny the export licenses required by Hughes to fulfill its contractual obligation to APMT. Hughes has until March 16, 1999 to request reconsideration of the decision. As a result of Hughes failing to obtain the export licenses, APMT has the right to terminate the contract. At this time, there are ongoing discussions between Hughes and APMT regarding the contract, and between Hughes and the U.S. Government regarding the export licenses. If the U.S. Government ultimately denies the required export licenses or APMT terminates the contract, Hughes could be required to refund $45.0 million to APMT and record a pre-tax charge to earnings of approximately $100 million in 1999.
     On January 22, 1999, Hughes agreed to acquire Primestar, Inc.'s ("Primestar") 2.3 million-subscriber medium-power DTH business. In a related transaction, Hughes also agreed to acquire the high-power satellite assets and direct broadcast satellite ("DBS") orbital frequencies of Tempo, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc. The acquisitions will be accounted for using the purchase method of accounting. The purchase price for the DTH business will be comprised of $1.1 billion in cash and 4,871,448 shares of GM Class H common stock, for a total purchase price of $1,325.0 million. The DTH transaction, pending regulatory and Primestar lender approval, is expected to close in early to mid-1999. The purchase price for the Tempo assets consists of $500.0 million in cash, $150.0 million of which is expected to be paid in early to mid-1999 and $350.0 million which is payable upon Federal Communications Commission approval of the transfer of the DBS orbital frequencies, which is expected in mid to late-1999.

                         HUGHES ELECTRONICS CORPORATION
                  NOTES TO FINANCIAL STATEMENTS - Continued

Note 19:  Subsequent Events - Concluded

   Hughes has maintained a suit against the U.S. Government since September 1973 regarding the Government's infringement and use of a Hughes patent (the
"Williams Patent") covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On April 7, 1998, the U.S. Court of Appeals for the Federal Circuit ("CAFC") reaffirmed earlier decisions in the Williams case including the award of $114.0 million in damages. The CAFC ruled that the conclusions previously reached in the Williams case were consistent with the U.S. Supreme Court's findings in the Warner-Jenkinson case. The U.S. Government petitioned the CAFC for a rehearing, was denied the request, and thereafter applied for certiorari to the U.S. Supreme Court.
   On March 1, 1999, the U.S. Supreme Court denied the U.S. Government's petition for certiorari. The case will be remanded back to the trial court (Court of Claims) for entry of the final judgment. While no amount has been recorded in the financial statements of Hughes to reflect the $114.0 million award or the interest accumulating thereon as of December 31, 1998, it is expected that resolution of this matter will result in the recognition of a pre-tax gain of approximately $150 million during 1999.
   The GGM transaction (discussed in Note 14) received regulatory approval and closed in February 1999.






















                                    * * *

                         HUGHES ELECTRONICS CORPORATION
                            SUPPLEMENTAL INFORMATION

Selected Quarterly Data (Unaudited)
                                       1st        2nd      3rd       4th
--------------------------------------------------------------------------------
                                                  (Dollars in Millions
                                             Except Per Share Amounts)
1998 Quarters
Revenues                             $1,291.0   $1,369.0 $1,513.3  $1,790.6
                                      -------    -------  -------   -------
Income from continuing operations
  before income taxes, minority
  interests, and cumulative effect
  of accounting  change                 $78.5     $65.5     $45.7      $1.1
Income taxes                             31.4      23.3      17.4    (116.8)
Minority interests                        1.3       8.6       9.3       5.2
Cumulative effect of accounting
   change (1)                            (9.2)        -         -         -
                                         ----      ----      ----     -----
Net income                               39.2      50.8      37.6     123.1
Earnings used for computation
  of available separate
  consolidated net income               $44.5     $56.1     $42.9    $128.2
                                         ====      ====      ====     =====
Average number of shares of
  General Motors Class H common stock
  outstanding (in millions)             104.1     105.2     105.7     105.9
Class H dividend base (in millions)     399.9     399.9     399.9     399.9
Available separate consolidated
  net income                            $11.5     $14.7     $11.4     $33.9
Earnings attributable to General
  Motors Class H common stock on
  a per share basis:
  Income from continuing operations
    before cumulative effect of
    accounting change                   $0.13     $0.14     $0.11     $0.32
  Cumulative effect of accounting
    change (1)                          (0.02)        -         -         -
                                         ----      ----      ----      ----
  Earnings attributable to General
    Motors Class H common stock         $0.11     $0.14     $0.11     $0.32
                                         ====      ====      ====      ====

Stock price range of General Motors
  Class H common stock
      High                             $48.00    $57.88     $50.81   $42.38
      Low                              $31.50    $42.75     $35.00   $30.38
---------------
See Notes on next page.

                         HUGHES ELECTRONICS CORPORATION
                            SUPPLEMENTAL INFORMATION

Selected Quarterly Data (Unaudited) - Continued
                                        1st        2nd      3rd       4th
--------------------------------------------------------------------------------
                                                  (Dollars in Millions
                                             Except Per Share Amounts)
1997 Quarters
Revenues                             $1,024.0  $1,151.4  $1,258.3  $1,694.6
                                      -------   -------   -------   -------
Income from continuing operations
  before income taxes, minority
  interests and extraordinary item       $5.6    $518.6     $87.1      $6.9
Income taxes                              2.2     207.5      34.8      (7.8)
Minority interests                       14.2       7.7      (5.1)      8.0
Income (loss) from discontinued
  operations                              1.0       0.3      (0.1)     62.8
Extraordinary item                          -        -          -     (20.6)
                                        -----    ------     -----     ------
Net income                               18.6     319.1      47.1      64.9
Earnings used for pro forma
  computation of available separate
  consolidated net income               $23.9    $324.4     $52.4     $70.0
                                         ====     =====      ====      ====
Average number of shares of
  General Motors Class H common stock
  outstanding (in millions)             100.4     101.0     102.0     102.5
Class H dividend base (in millions)     399.9     399.9     399.9     399.9
Pro forma available separate
  consolidated net income                $6.0     $82.0     $13.4     $18.0
Pro forma earnings attributable to
  General Motors Class H common stock
  on a per share basis:
  Pro forma income from
    continuing operations
    before extraordinary item           $0.06     $0.81      $0.13    $0.07
  Discontinued operations                   -         -          -     0.16
  Extraordinary item                        -         -          -    (0.05)
                                        -----     -----      -----     ----
  Pro forma earnings attributable
    to General Motors
    Class H common stock                $0.06     $0.81     $0.13     $0.18
                                         ====      ====      ====      ====

Stock price range of General Motors Class
  H common stock
      High                               N/A       N/A       N/A        (2)
      Low                                N/A       N/A       N/A        (2)

(1)Hughes adopted SOP 98-5, Reporting on the Costs of Start-Up Activities, effective January 1, 1998. The unfavorable cumulative effect of adopting SOP 98-5 was $9.2 million, or $0.02 million attributable to GM Class H common stock on a per share basis. The impact on the second, third and fourth quarters of 1998 was not significant.
(2)The stock price range for GM Class H common stock, for the period December 18, 1997 through December 31, 1997, was a high of $40.00 and a low of $35.75. The GM Class H common stock was recapitalized as part of the Hughes Transactions on December 17, 1997.

                         HUGHES ELECTRONICS CORPORATION
                      SUPPLEMENTAL INFORMATION - Concluded

Selected Financial Data
(Unaudited)                   1998       1997       1996       1995      1994
                              ----       ----       ----       ----      ----
                                      (Dollars in Millions Except Per Share
Amounts)

Revenues                  $5,963.9  $5,128.3    $4,008.7   $3,152.8   $2,697.0
Earnings used for
  computation of
  available separate
  consolidated net income   $271.7    $470.7      $183.5      $27.2      $62.2
Average number of shares
  of General Motors
  Class H common stock
  outstanding (in millions)  105.3     101.5        98.4       95.5       92.1
Class H dividend base
  (in millions)              399.9     399.9       399.9      399.9      399.9
Available separate
  consolidated net income    $71.5    $119.4       $45.2       $6.5      $14.3
Earnings attributable
  to General Motors
  Class H common stock
  on a per share basis       $0.68     $1.18       $0.46      $0.07      $0.16
Capital expenditures(1)   $1,428.5    $826.6      $449.4     $442.3     $399.0
Cash and cash equivalents $1,342.1  $2,783.8        $6.7       $7.6       $5.8
Working capital           $1,836.9  $3,323.3      $277.5     $311.9     $273.5
Total assets             $13,435.0 $12,731.0    $4,372.6   $3,941.9   $3,609.3
Long-term debt              $778.7    $637.6         $ -       $  -       $  -
Minority interests          $481.7    $607.8       $21.6      $40.2       $  -
Return on equity (2)           3.1%      7.5%        6.7%       2.9%      4.6%
Income before interest
  expense and income
  taxes as a percent of
  capitalization (3)           2.6%     12.8%       12.5%       6.6%      9.6%
Pre-tax return on total
   assets (4)                  1.6%      7.5%        6.6%       2.7%      4.5%

-------------------------
   Certain amounts have been reclassified to conform with the 1998 presentation.

(1)Includes expenditures related to satellites amounting to $929.5 million, $575.3 million, $187.9 million, $274.6 million and $255.8 million in 1998, 1997, 1996, 1995 and 1994, respectively. Also includes $155.5 million in 1998 related to the early buy-out of sale-leasebacks.
(2)Income from continuing operations before extraordinary item and cumulative effect of accounting change divided by average owner's equity (General Motors' equity in its wholly-owned subsidiary, Hughes). Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).
(3)Income from continuing operations before interest expense, income taxes, extraordinary item and cumulative effect of accounting change divided by average owner's equity plus average debt.
(4)Income from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change divided by average total assets.

                         HUGHES ELECTRONICS CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   The following discussion excludes purchase accounting adjustments related to General Motors' acquisition of Hughes (see Supplemental Data beginning on page IV-55).
   Forward-looking statements made, including those concerning expected financial performance, ongoing financial performance strategies, and possible future actions, constitute forward-looking information. Actual results may differ materially from anticipated results due to numerous conditions, uncertainties and risk factors. The principal important risk factors include, but are not limited to, economic conditions, product demand and market acceptance, government action, competition, ability to achieve cost reductions and successfully integrate acquired businesses, technological risk, ability to address the Year 2000 issue, interruptions to production attributable to causes outside of Hughes' control, the success of satellite launches, in-orbit performance of satellites and Hughes' ability to access capital to maintain its financial flexibility.

General
   On December 17, 1997, Hughes Electronics Corporation ("Hughes Electronics") and General Motors Corporation ("GM"), the parent of Hughes Electronics, completed a series of transactions (the "Hughes Transactions") designed to address strategic challenges facing the three principal businesses of Hughes Electronics and unlock stockholder value in GM. The Hughes Transactions included the tax-free spin-off of the defense electronics business ("Hughes Defense") to holders of GM $1-2/3 par value and Class H common stocks, the transfer of Delco Electronics Corporation ("Delco"), the automotive electronics business, to GM's Delphi Automotive Systems unit and the recapitalization of GM Class H common stock into a new tracking stock, GM Class H common stock, that is linked to the remaining telecommunications and space business. The Hughes Transactions were followed immediately by the merger of Hughes Defense with Raytheon Company ("Raytheon"). For the periods prior to the consummation of the Hughes Transactions on December 17, 1997, Hughes Electronics, consisting of its defense electronics, automotive electronics and telecommunications and space businesses, is hereinafter referred to as former Hughes or Parent Company.
   In connection with the recapitalization of Hughes Electronics on December 17, 1997, the telecommunications and space business of former Hughes, consisting principally of its direct-to-home broadcast, satellite services, satellite systems and network systems businesses, were contributed to the recapitalized Hughes Electronics. Such telecommunications and space business, both before and after the recapitalization, is hereinafter referred to as Hughes. The following discussion and accompanying financial statements pertain only to Hughes and do not pertain to balances of former Hughes related to Hughes Defense or Delco. For additional information on the basis of presentation, see Note 1 to the financial statements.
   As a result of the May 1997 PanAmSat Corporation ("PanAmSat") merger (see further discussion in Note 14 to the financial statements), Hughes' 1997 financial information includes PanAmSat's results of operations from the date of merger.
   During 1998, four Hughes-built satellites experienced the failure of a primary spacecraft control processor ("SCP"). Three of these satellites were owned and operated by PanAmSat and the fourth was owned by DIRECTV. With the exception of the Galaxy(R) IV satellite, operated by PanAmSat, control of the satellites was automatically switched to the spare SCP and the spacecraft are operating normally. The spare SCP on the Galaxy IV satellite had also failed, resulting in the loss of the satellite.
   An extensive investigation by Hughes revealed that electrical shorts involving tin-plated relay switches are the most likely cause of the primary SCP failures. Although there exists the possibility of failure of other currently operating SCP's, Hughes believes the probability of a primary and spare SCP failing in one in-orbit HS-601 satellite is low. Hughes is confident that the phenomenon will not be repeated on satellites currently being built and those ready for launch. The failure of the second SCP on Galaxy IV appears to be unrelated and is being treated as an isolated anomaly.
   Battery anomalies have occurred on two other Hughes-built PanAmSat satellites. In both cases, battery cells have failed resulting in the need to shut-off a number of transponders for a brief time during twice-yearly eclipse periods. To date, the impact on customers has been minimal. There can be no assurance, however, that service to all full-time customers will not be interrupted for brief periods during future eclipse periods or that additional battery cell failures will not occur in the future. Such future service interruptions, depending on their extent, could result in a claim by affected customers for termination of their transponder agreements or the displacement of other customers. PanAmSat is developing solutions for its customers that may include transition of certain services to other PanAmSat satellites or the launch of replacement satellites.

                         HUGHES ELECTRONICS CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

   In August 1998, Galaxy X, a PanAmSat satellite, was destroyed as a result of the launch failure of a Boeing Delta III rocket. Galaxy X was fully insured.
   Hughes entered into a contract with Asia-Pacific Mobile Telecommunications Satellite Pte. Ltd. ("APMT") effective May 15, 1998, whereby Hughes was to provide to APMT a satellite-based mobile telecommunications system consisting of two satellites, a ground segment, user terminals and associated equipment and software. As part of the contract, Hughes was required to obtain all necessary U.S. Government export licenses for the APMT system by February 15, 1999. On February 24, 1999, the Department of Commerce notified Hughes that it intends to deny the export licenses required by Hughes to fulfill its contractual obligation to APMT. Hughes has until March 16, 1999 to request reconsideration of the decision. As a result of Hughes failing to obtain the export licenses, APMT has the right to terminate the contract. At this time, there are ongoing discussions between Hughes and APMT regarding the contract, and between Hughes and the U.S. Government regarding the export licenses. If the U.S. Government ultimately denies the required export licenses or APMT terminates the contract, Hughes could be required to refund $45.0 million to APMT and record a pre-tax charge to earnings of approximately $100 million in 1999.
   Hughes has maintained a suit against the U.S. Government since September 1973 regarding the Government's infringement and use of a Hughes patent (the
"Williams Patent") covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On April 7, 1998, the U.S. Court of Appeals for the Federal Circuit ("CAFC") reaffirmed earlier decisions in the Williams case including the award of $114.0 million in damages. The CAFC ruled that the conclusions previously reached in the Williams case were consistent with the U.S. Supreme Court's findings in the Warner-Jenkinson case. The U.S. Government petitioned the CAFC for a rehearing, was denied the request, and thereafter applied for certiorari to the U.S. Supreme Court.
   On March 1, 1999, the U.S. Supreme Court denied the U.S. Government's petition for certiorari. The case will be remanded back to the trial court (Court of Claims) for entry of the final judgment. While no amount has been recorded in the financial statements of Hughes to reflect the $114.0 million award or the interest accumulating thereon as of December 31, 1998, it is expected that resolution of this matter will result in the recognition of a pre-tax gain of approximately $150 million during 1999.

Results of Operations

1998 compared to 1997
   Revenues. Hughes reported that 1998 revenues increased 16.3% to $5,963.9 million compared with $5,128.3 million in 1997. Each of Hughes' four primary business segments contributed to the growth in revenue, including continued strong subscriber growth in the Direct-To-Home Broadcast segment, the effect of the PanAmSat merger and increased operating lease revenues for video, data and Internet-related services in the Satellite Services segment, increased sales of DIRECTV(TM) receiver equipment in the Network Systems segment and increased sales of commercial satellites in the Satellite Systems segment.
   Direct-To-Home Broadcast segment revenues for 1998 increased 42.2% to $1,816.1 million from $1,276.9 million in 1997. The large increase in revenues resulted from record U.S. subscriber growth, increased average monthly revenue per subscriber and low subscriber churn rates. Domestic DIRECTV was the biggest contributor to this growth with revenues of $1,604.1 million for 1998, a 45.4% increase over prior year's revenues of $1,103.3 million. Hughes' Latin American DIRECTV subsidiary, Galaxy Latin America, LLC ("GLA"), had revenues of $141.3 million compared with $70.0 million in 1997. Total DIRECTV subscribers as of December 31, 1998 were 4,458,000 in the United States and 484,000 in Latin America. In addition, Hughes' unconsolidated affiliate, DIRECTV Japan, which initiated its service in December 1997, had a total of 231,000 subscribers as of December 31, 1998.
   Revenues for the Satellite Services segment in 1998 increased 21.8% to $767.3 million from $629.9 million in 1997. The increase in revenues was due to the May 1997 PanAmSat merger and increased operating lease revenues from the commencement of service agreements for full-time video distribution, as well as short-term special events and an increase in data and Internet-related service agreements. The increase was partially offset by a decrease in sales and sales-type lease revenues.
   Satellite Systems segment revenues increased 13.6% in 1998 to $2,831.1 million from $2,491.9 million in 1997 primarily due to higher commercial satellite sales to customers such as Thuraya Satellite Telecommunications Company, PanAmSat, ICO Global Communications and Orion Asia Pacific
Corporation.
   Revenues in 1998 for the Network Systems segment were $1,076.7 million compared with $1,011.3 million in 1997. The increase in revenues resulted from the growth in sales of DIRECTV receiver equipment and the increased sales of private business networks and satellite-based mobile telephony equipment offset by lower international sales of wireless telephone systems and private business networks, primarily in the Asia Pacific region.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Operating Profit. Operating profit, excluding amortization of purchase accounting adjustments related to GM's acquisition of Hughes, was $270.1 million in 1998 compared with $306.4 million in 1997. Full-year 1998 operating profit margin on the same basis was 4.5% compared with 6.0% in 1997. The lower 1998 operating profit and operating profit margin resulted principally from lower sales of wireless telephone systems and private business networks in the Asia Pacific region, as well as provisions for estimated losses at Hughes Network Systems ("HNS") associated with uncollectible amounts due from certain wireless customers. Also contributing to the decline was goodwill amortization associated with the May 1997 PanAmSat merger and the additional May 1998 investment in PanAmSat.
   The operating loss in the Direct-To-Home Broadcast segment in 1998 was $228.1 million compared with an operating loss of $254.6 million in 1997. The full-year 1998 operating loss for domestic DIRECTV was $100.0 million compared with $137.0 million in 1997. GLA's operating loss was $125.8 million in 1998 versus $116.0 million in 1997. The lower operating loss for domestic DIRECTV in 1998 was principally due to increased subscriber revenues which more than offset increased sales and marketing expenditures.
   As a result of the increased revenues described above, the Satellite Services segment operating profit increased 8.6% to $321.6 million in 1998, compared with prior year's operating profit of $296.2 million. Operating profit margin in 1998 declined to 41.9% from 47.0% in the prior year principally due to goodwill amortization associated with the PanAmSat merger, a provision for losses relating to the May 1998 failure of PanAmSat's Galaxy IV satellite and increased depreciation expense resulting from increased capital expenditures by PanAmSat.
   Operating profit for the Satellite Systems segment in 1998 was $246.3 million, an increase of 8.8% over $226.3 million in 1997. The increase was primarily  due to  the  higher  commercial  satellite  sales  noted  above.  The operating profit margin for the year was 8.7% compared with the 9.1% margin earned in the prior year.
   The Network Systems segment operating profit in 1998 was $10.9 million versus $74.1 million in 1997 and operating profit margin declined to 1.0% from 7.3% last year. The decrease in operating profit and operating profit margin was primarily due to a $26 million provision for estimated losses associated with the bankruptcy filing by a customer, provision for uncollectible amounts due from certain wireless customers and lower international sales of wireless telephone systems and private business networks, primarily in the Asia Pacific region.
   Costs and Expenses. Selling, general and administrative expenses increased to $1,457.0 million in 1998 from $1,119.9 million in 1997. The increase in these expenses resulted primarily from increased marketing and subscriber acquisition costs in the Direct-To-Home Broadcast segment and increased expenditures to support  the  growth  in  the  remaining  business  segments.  The  increase  in depreciation and amortization expense to $433.8 million in 1998 from $296.4 million in 1997 resulted from increased goodwill amortization related to the May 1997 PanAmSat merger and the purchase of an additional 9.5% interest in PanAmSat in May 1998, and increased capital expenditures in the Direct-To-Home Broadcast and Satellite Services segments.
   Interest Income and Expense. Interest income increased to $112.3 million in 1998 compared to $33.1 million in 1997 due primarily to higher cash balances resulting from the Hughes Transactions. Interest expense decreased $73.5 million to $17.5 million in 1998 versus $91.0 million in 1997 resulting from the repayment of debt at the end of 1997, which originally resulted from the PanAmSat merger.
   Other, net. Other, net for 1998 relates primarily to losses from unconsolidated subsidiaries of $128.3 million, attributable principally to equity investments, including American Mobile Satellite Corporation and DIRECTV Japan, and a provision for estimated losses associated with bankruptcy filings by two customers. The amount for 1997 includes the $489.7 million pre-tax gain recognized in connection with the May 1997 PanAmSat merger offset by losses from unconsolidated subsidiaries of $72.2 million.
   Income Taxes. The effective income tax rate was (21.1)% in 1998 and 37.0% in 1997. The effective income tax rate in 1998 benefited from the favorable adjustment relating to an agreement with the Internal Revenue Service regarding the treatment of research and experimentation costs for the years 1983 through 1995.
   Discontinued Operations and Extraordinary Item. On December 15, 1997, Hughes Avicom International, Inc. ("Hughes Avicom") was sold to Rockwell Collins, Inc., resulting in an after-tax gain of $62.8 million. Hughes recorded an extraordinary after-tax charge of $20.6 million in 1997 related to the refinancing of PanAmSat's debt (for additional information see Note 6 to the financial statements).

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Accounting Changes. In 1998, Hughes adopted American Institute of Certified Public Accountants Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs previously capitalized be written off and recognized as a cumulative effect of accounting change, net of taxes, as of the beginning of the year of adoption. On a prospective basis, these types of costs are required to be expensed as incurred. The unfavorable cumulative effect of this accounting change at January 1, 1998 was $9.2 million after-tax, or $0.02 per share of GM Class H common stock.
   Earnings. 1998 earnings were $271.7 million, or $0.68 per share of GM Class H common stock, compared with 1997 earnings of $470.7 million, $1.18 per share of GM Class H common stock on a pro forma basis. 1997 earnings per share are presented on a pro forma basis assuming the recapitalized GM Class H common stock was outstanding for all of 1997 (see further discussion in Note 13 to the financial statements).
   Backlog. The 1998 year-end backlog of $10,064.9 million decreased from the $10,337.6 million reported at the end of 1997, primarily due to a decrease in the Satellite Services segment.

1997 compared to 1996
   Revenues. Hughes reported that 1997 revenues increased 27.9% to $5,128.3 million compared with $4,008.7 million in 1996. The increase reflects strong subscriber growth in the Direct-To-Home Broadcast segment, increased revenues in the Satellite Services segment resulting primarily from the PanAmSat merger and increased sales on commercial satellite programs in the Satellite Systems segment.
   Direct-To-Home Broadcast segment revenues more than doubled to $1,276.9 million from $621.0 million in 1996. This increase resulted from strong subscriber growth and continued low subscriber churn rates. Domestic DIRECTV fueled this growth with revenues of $1,103.3 million, a 78.5% increase over prior year's revenues of $618.2 million. GLA had revenues of $70.0 million compared with $2.7 million in 1996. Total DIRECTV subscribers as of December 31, 1997 were 3,301,000 in the United States and 300,000 in Latin America. DIRECTV Japan initiated its service in December 1997.
   Revenues for the Satellite Services segment in 1997 increased 30.5% to $629.9 million from $482.8 million in 1996. The increased revenues were due to the PanAmSat merger and increased operating lease revenues for both video distribution and business communications services. PanAmSat's services were expanded in 1997 with the successful launch of two dedicated direct-to-home ("DTH") satellites and a new cable TV distribution satellite in Latin America leading to an increase in total transmission capability since the May merger.
   Satellite Systems segment revenues increased 21.2% in 1997 to $2,491.9 million from $2,056.4 million in 1996 primarily due to higher commercial satellite sales within the High Powered product line of satellites and on the ICO Global Communications satellite contracts.
   Revenues in 1997 for the Network Systems segment were $1,011.3 million compared with $1,070.0 million in 1996. The decline was primarily due to lower domestic mobile cellular telephone equipment sales, which were partially offset by higher satellite-based mobile telephony equipment sales.
   Operating Profit. Operating profit for Hughes increased to $306.4 million in 1997 from $210.1 million in 1996. The 45.8% increase reflects reduced losses in the Direct-To-Home Broadcast segment, higher commercial satellite sales and the completion of the PanAmSat merger.
   The operating loss in the Direct-To-Home Broadcast segment in 1997 was $254.6 million compared with an operating loss of $319.8 million in 1996. The full-year 1997 operating loss for domestic DIRECTV was $137.0 million compared with $192.0 million in 1996. GLA's operating loss was $116.0 million in 1997 versus $131.0 million in 1996. The lower operating losses in 1997 were principally due to increased subscriber revenues which more than offset higher marketing and subscriber related expenditures.
   The Satellite Services segment operating profit was $296.2 million in 1997, an increase of 22.2% over the prior year's operating profit of $242.4 million. The increase resulted primarily from the PanAmSat merger and increased operating lease revenues for both video distribution and business communications services. Operating profit margin in 1997 declined to 47.0% from 50.2% in the prior year principally due to goodwill amortization associated with the PanAmSat merger.
   Operating profit for the Satellite Systems segment in 1997 was $226.3 million, an increase of 23.5% over $183.3 million in 1996. The increase was primarily due to the higher commercial program sales noted above. The operating profit margin for the year was 9.1% compared with 8.9% in the prior year.
   The Network Systems segment operating profit in 1997 was $74.1 million versus $107.7 million in 1996 and operating profit margin declined to 7.3% from 10.1% last year. These decreases were primarily the result of lower domestic mobile cellular telephone equipment sales, increased research and development expenditures and higher marketing expenditures associated with the launch of the DirecPC(R)/DirecDuo(TM) products.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Costs and Expenses. Selling, general and administrative expenses increased to $1,119.9 million in 1997 from $788.5 million in 1996. The increase resulted principally from the PanAmSat merger, increased programming and subscriber acquisition costs in the Direct-To-Home Broadcast segment and increased research and development and marketing expenditures in the Network Systems segment. The increase in depreciation and amortization expense to $296.4 million in 1997 from $194.6 million in 1996, resulted from increased goodwill amortization related to the PanAmSat merger and additional satellite depreciation in 1997.
   Interest Income and Expense. Interest income increased $26.3 million in 1997 compared to 1996 due primarily to higher cash balances resulting from the
PanAmSat merger as well as increased cash resulting from the Hughes Transactions. Interest expense increased $48.1 million in 1997 versus 1996 due to the increased borrowings resulting from the PanAmSat merger.
   Other, net. The 1997 amount included a $489.7 million pre-tax gain related to the PanAmSat merger, partially offset by losses from unconsolidated subsidiaries of $72.2 million attributable principally to equity investments in American Mobile Satellite Corporation, DIRECTV Japan and SurFin Ltd. ("SurFin"). The 1996 amount included a $120.3 million pre-tax gain recognized from the sale of 2.5% of DIRECTV to AT&T, partially offset by losses from unconsolidated subsidiaries of $42.2 million, primarily related to American Mobile Satellite Corporation.
   Income Taxes. The effective income tax rate was 37.0% in 1997 and 43.1% in 1996. The decrease in the effective income tax rate in 1997 was due primarily to an increase in research and development credits and favorable resolution of certain tax contingencies in 1997.
   Discontinued Operations and Extraordinary Item. On December 15, 1997, Hughes Avicom was sold to Rockwell Collins, Inc., resulting in an after-tax gain of $62.8 million. Hughes recorded an extraordinary after-tax charge of $20.6 million in 1997 related to premiums paid for the refinancing of PanAmSat's debt (for additional information see Note 6 to the financial statements).
   Earnings. 1997 earnings were $470.7 million, or $1.18 per share of GM Class H common stock on a pro forma basis, compared with 1996 earnings of $183.5 million, $0.46 per share of GM Class H common stock on a pro forma basis. Earnings per share are presented on a pro forma basis assuming the recapitalized GM Class H common stock was outstanding during all periods presented (see further discussion in Note 13 to the financial statements).
   Backlog. The 1997 year-end backlog of $10,337.6 million increased from the $6,780.5 million reported at the end of 1996, primarily due to the PanAmSat merger.

Liquidity and Capital Resources
   Cash and Cash Equivalents. Cash and cash equivalents were $1,342.1 million at December 31, 1998 compared to $2,783.8 million at December 31, 1997. The decrease in cash resulted primarily from the purchase of an additional 9.5% interest in PanAmSat, expenditures for PanAmSat and DIRECTV satellites, other equity investments and cash paid to General Motors for the Delco post-closing price adjustment, offset in part by proceeds from insurance claims related to the loss of the Galaxy IV and Galaxy X satellites.
   Cash provided by continuing operations was $875.2 million in 1998, compared to $10.5 million in 1997 and $367.4 million in 1996. The change in 1998 from 1997 resulted primarily from increased revenues and a decrease in working capital, while the change in 1997 from 1996 resulted primarily from an increase in working capital.
   Net cash used in investing activities was $2,253.3 million in 1998, $2,231.5 million in 1997 and $80.5 million in 1996. The increase in 1998 investing activities reflects the purchase of an additional 9.5% interest in PanAmSat, the early buy-out of satellite sale-leasebacks at PanAmSat and an increase in expenditures for satellites compared to 1997, offset in part by proceeds from insurance claims related to the loss of the Galaxy IV and Galaxy X satellites. The increase in 1997 investing activities reflects the repurchase of AT&T's 2.5% equity interest in DIRECTV, the PanAmSat merger, and an increase in satellites and equity investments compared to 1996, offset by proceeds received from the sale of Hughes Avicom and the sale of investments.
   Net cash used in financing activities was $63.6 million in 1998, compared with net cash provided by financing activities of $5,014.0 million in 1997 and net cash used in financing activities of $279.8 million in 1996. 1998 financing activities include the payment to General Motors for the Delco post-closing price adjustment stemming from the Hughes Transactions, offset in part by net long-term borrowings. 1997 financing activities reflect the impact of the PanAmSat merger, the Hughes Transactions and cash contributions from Parent Company, while the 1996 amount consisted of cash distributions to Parent Company.
   Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at December 31, 1998 and 1997 was 1.91 and 3.29, respectively. Working capital decreased by $1,486.4 million to $1,836.9 million at December 31, 1998 from $3,323.3 million at December 31, 1997. The change in working capital resulted principally from the decrease in cash discussed above.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Property and Satellites. Property, net of accumulated depreciation, increased $169.5 million to $1,059.2 million in 1998 from the $889.7 million reported in 1997. Satellites, net of accumulated depreciation, increased $554.1 million to $3,197.5 million in 1998 from the $2,643.4 million reported in 1997. The increase in property and satellites resulted primarily from the construction of an additional broadcast center and increased capital expenditures for satellites. Capital expenditures, including expenditures related to satellites, increased to $1,428.5 million in 1998 from $826.6 million in 1997. The increase reflects additions to property and equipment to support revenue growth at various Hughes businesses, as well as additional satellites to support future operations, the replacement of certain satellites, including Galaxy X, and to provide spare satellites as part of Hughes' satellite sparing strategy.
   Dividend Policy and Use of Cash. As discussed in Note 13 to the financial statements, since the completion of the Hughes Transactions in late 1997, the GM Board has not paid, and does not currently intend to pay in the foreseeable future, cash dividends on GM Class H common stock. Future Hughes earnings, if any, are expected to be retained for the development of the businesses of Hughes. Expected cash requirements in 1999 relate to capital expenditures for property and equipment and expenditures for additional satellites of approximately $1.9 billion, the early buy-out of satellite sale-leasebacks, the funding of business acquisitions, including the acquisitions discussed below, and additional equity investments. These cash requirements are expected to be funded from a combination of existing cash balances, amounts available under existing credit facilities, additional borrowings and equity offerings, as needed. Also, although Hughes may be required to make a cash payment to or receive a cash payment from Raytheon, the amount of a cash payment to or from Raytheon, if any, is not determinable at this time. See further discussion in
Note 18 to the financial statements.
   Debt and Credit Facilities. In January 1998, PanAmSat issued five, seven, ten and thirty-year notes totaling $750.0 million. The proceeds received were used by PanAmSat to repay the revolving credit facility of $500.0 million and bridge loan of $100.0 million outstanding at December 31, 1997. The outstanding principal balances and interest rates for the five, seven, ten and thirty-year notes as of December 31, 1998 were $200.0 million at 6.00%, $275.0 million at 6.13%, $150.0 million at 6.38% and $125.0 million at 6.88%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually.
   At December 31, 1998, Hughes' 59.1% owned subsidiary, SurFin, had a total of $155.9 million outstanding under two separate $150.0 million unsecured revolving credit facilities. The first matures on April 30, 1999 and the second matures on July 31, 1999. Both credit facilities, which are expected to be renewed, are subject to a facility fee of 0.10% per annum. Borrowings under these credit facilities bear interest at the Eurodollar Rate plus 0.15%.
   At December 31, 1998, other long-term debt of $28.9 million, which consisted of notes bearing fixed rates of interest of 9.61% to 11.11%, was outstanding. Principal is payable at maturity in April 2007 while interest is payable semi-annually.
   Hughes has $1.0 billion of unused credit available under two unsecured revolving credit facilities, consisting of a $750.0 million multi-year facility and a $250.0 million 364-day facility. The multi-year credit facility provides for a commitment of $750.0 million through December 5, 2002, subject to a facility fee of 0.07% per annum. Borrowings bear interest at a rate which approximates the London Interbank Offered Rate ("LIBOR") plus 0.155%. The 364-day credit facility provides for a commitment of $250.0 million through December 1, 1999, subject to a facility fee of 0.05% per annum. Borrowings bear interest at a rate which approximates LIBOR plus 0.25%, with an additional 0.125% utilization fee when borrowings exceed 50% of the commitment. No amounts were outstanding under either facility at December 31, 1998. These facilities provide back-up capacity for Hughes' $1.0 billion commercial paper program. No amounts were outstanding under the commercial paper program at December 31, 1998.
   PanAmSat maintains a $500.0 million multi-year revolving credit facility that provides for short-term and long-term borrowings and a $500.0 million commercial paper program that provides for short-term borrowings. The multi-year revolving credit facility provides for a commitment through December 24, 2002, subject to a facility fee of 0.10% per annum. Borrowings bear interest at a rate which approximates LIBOR plus 0.30%. Borrowings under the credit facility and commercial paper program are limited to $500.0 million in the aggregate. No amounts were outstanding under either agreement at December 31, 1998.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Acquisitions and Divestitures. On January 22, 1999, Hughes agreed to acquire Primestar, Inc.'s ("Primestar") 2.3 million-subscriber medium-power DTH business. In a related transaction, Hughes also agreed to acquire the high-power satellite assets and direct broadcast satellite ("DBS") orbital frequencies of Tempo, a wholly-owned subsidiary of TCI Satellite Entertainment, Inc. The acquisitions will be accounted for using the purchase method of accounting. The purchase price for the DTH business will be comprised of $1.1 billion in cash and 4,871,448 shares of GM Class H common stock, for a total purchase price of $1,325.0 million. The DTH transaction, pending regulatory and Primestar lender approval, is expected to close in early to mid-1999. The purchase price for the Tempo assets consists of $500.0 million in cash, $150.0 million of which is expected to be paid in early to mid-1999, and $350.0 million which is payable upon Federal Communications Commission approval of the transfer of the DBS orbital frequencies, which is expected in mid to late-1999.
   In December 1998, Hughes agreed to acquire all of the outstanding capital stock of United States Satellite Broadcasting Company, Inc. ("USSB"). USSB provides DTH premium satellite programming in conjunction with DIRECTV's basic programming service. USSB launched its service in June 1994 and, as of December 31, 1998, had more than two million subscribers nationwide. The acquisition will be accounted for using the purchase method of accounting. The purchase price, consisting of cash and GM Class H common stock, will be determined at closing based upon an agreed-upon formula and will not exceed $1.6 billion in the aggregate. Subject to certain limitations in the merger agreement, USSB shareholders will be entitled to elect to receive cash or shares of GM Class H common stock. The amount of cash to be paid in the merger cannot be less than
30% or greater than 50% of the aggregate purchase price with the remaining consideration consisting of GM Class H common stock. The merger, which is subject to USSB shareholder approval and the receipt of appropriate regulatory approval, is expected to close in early to mid-1999.
   In October 1998, Hughes agreed to acquire, pending regulatory approval in Mexico, an additional ownership interest in Grupo Galaxy Mexicana, S.A. de C.V. ("GGM"), a GLA local operating company located in Mexico, from Grupo MVS, S.A. de C.V. ("MVS"). Hughes' equity ownership will represent 49.0% of the voting equity and all of the non-voting equity of GGM. The GGM transaction will be accounted for using the purchase method of accounting. As part of the GGM transaction, in October 1998 Hughes acquired from MVS an additional 10.0% interest in GLA, increasing its ownership interest to 70.0%, as well as an additional 19.8% interest in SurFin, a company providing financing of subscriber receiver equipment for certain local operating companies located in Latin America and Mexico, increasing its ownership percentage from 39.3% to 59.1%. The GLA and SurFin transactions were accounted for using the purchase method of accounting. The increased ownership in SurFin resulted in its consolidation since the date of acquisition. The aggregate purchase price for the transactions was $197.0 million in cash. The GGM transaction received regulatory approval and closed in February 1999. In May 1998, Hughes purchased an additional 9.5% interest in PanAmSat for $851.4 million in cash, increasing Hughes' ownership interest in PanAmSat from 71.5% to 81.0%.
   In May 1997, Hughes and PanAmSat completed the merger of their respective satellite service operations into a new publicly-held company, which retained the name PanAmSat Corporation. Hughes contributed its Galaxy(R) satellite services business in exchange for a 71.5% interest in the new company. Existing PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1,725.0 million borrowed from GM, which was subsequently repaid in December 1997.
   On December 15, 1997, Hughes sold substantially all of the assets and liabilities of the Hughes Avicom business to Rockwell Collins, Inc. for cash, which resulted in an after-tax gain of $62.8 million. Hughes Avicom is treated as a discontinued operation for all periods presented.
   In March 1996, Hughes Electronics sold a 2.5% equity interest in DIRECTV to AT&T for $137.5 million, with options to increase their ownership interest under certain conditions. The sale resulted in a $120.3 million pre-tax gain, which was included in other income. In December 1997, Hughes repurchased from AT&T the 2.5% equity interest in DIRECTV for $161.8 million, ending AT&T's marketing agreement to distribute the DIRECTV(R) direct broadcast satellite television service and DIRECTV receiver equipment.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   New Accounting Standards. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value.
Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred depending on the use of the derivative and whether or not it qualifies as a hedge. Hughes plans to adopt SFAS No. 133 by January 1, 2000, as required. Management is currently assessing the impact of this statement on Hughes' results of operations and financial position.

Year 2000
   Many computer technologies made or used by Hughes throughout its business have the potential for operational problems if they lack the ability to handle the transition to the Year 2000. Computer technologies include both information technology ("IT") in the form of hardware and software, as well as non-information technology ("Non-IT") which include embedded technology such as microprocessors.
   Because of the potential disruption that this issue could cause to Hughes' business operations and its customers, a comprehensive, company-wide, Year 2000 program was initiated in 1996 to identify and remediate potential Year 2000 problems. The Year 2000 program addresses both IT and Non-IT systems, related to internal systems and Hughes' products and services.
   Hughes' Year 2000 program is being implemented in seven phases, some of which are being conducted concurrently:
   (1)Awareness - establish project teams made up of project leaders from each Hughes operating company, assign responsibilities and establish awareness of Year 2000 issues. The awareness phase has been completed.
   (2)Inventory - identify all systems within Hughes, determine if they are critical and identify responsible personnel for compliance. The inventory phase has been completed. Many of Hughes' systems are already Year 2000 compliant, or had already been scheduled for replacement as part of Hughes' ongoing systems plans.
   (3)Assessment - categorize all systems and determine activities that are required to achieve compliance, including contacting and assessing the Year 2000 readiness of material third party vendors and suppliers of hardware and software. The assessment phase is substantially complete. All critical systems have been identified in this phase and are the primary focus of the project teams. Critical systems identified requiring remediation include satellite control and communication software, broadcast systems, systems utilized in customer service/billing, engineering and manufacturing operations. Hughes has also identified the need to upgrade network control software for customers who have maintenance agreements with Hughes. Hughes' in-orbit satellites do not have date dependent processing.
   (4)Remediation - modify, repair or replace categorized systems. Remediation has begun on many systems and is targeted for completion by the end of the second quarter of 1999, with the exception of satellite control software which is expected to be completed early in the fourth quarter of 1999.
   (5)Testing - test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 compliance. Overall testing is completed at approximately the same time as remediation due to the overlap of the remediation and testing phases. Testing is currently underway and is expected to be a primary focus of the project teams over the next several quarters. Hughes expects to complete this phase shortly after the remediation phase, with on-going review and follow-up.
   (6)Implementation  - once a remediated  system and its  interfaces  have been successfully tested, the system will be put into its operating environment. A number of remediated systems have already been put back into operations. The remaining remediated systems will be put into operations during 1999.
   (7)Contingency Planning - development and execution of plans that narrow the focus on specific areas of significant concern and concentrate resources to address them. All Year 2000 critical systems are expected to be Year 2000 compliant by the end of 1999. However, Hughes is in the process of developing contingency plans to address the risk of any system not being Year 2000 compliant and expects to complete such plans in the third quarter of 1999. Hughes currently believes that the most reasonably likely worst case scenario is a temporary loss of functionality in satellite control and communication software. The loss of real-time satellite control software functionality would be addressed through the use of back-dated processors or through manual procedures but could result in slightly higher operating costs until the Year 2000 problems are corrected.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

   Hughes is utilizing both internal and external resources for the remediation and testing of its systems that are undergoing Year 2000 modification. Hughes' Year 2000 program is on schedule. Hughes has incurred and expensed approximately $2.0 million through 1997 and approximately $7.0 million during 1998, related to the assessment of, and on-going efforts in connection with, its Year 2000 program. Future spending for system remediation and testing are currently estimated to be from $15 million to $19 million, with the majority of the expense expected to be incurred during the first half of 1999. Each Hughes operating company is funding its respective Year 2000 efforts with current and future operating cash flows.
   Hughes has mailed Year 2000 verification request letters to its suppliers and other third parties and is coordinating efforts to assess and reduce the risk that Hughes' operations could be adversely affected by the failure of these third parties to adequately address the Year 2000 issue. A high percentage of the third parties have replied and a large number of Hughes' third parties' systems are Year 2000 compliant or are expected to be Year 2000 compliant in a timely manner. For those third party systems that are not yet Year 2000 compliant, Hughes will continue to identify action plans or alternatives to meet Hughes' requirements.
   In view of the foregoing, Hughes does not currently anticipate that it will experience a significant disruption of its business as a result of the Year 2000 issue. However, there is still uncertainty about the broader scope of the Year 2000 issue as it may affect Hughes and third parties that are critical to Hughes' operations. For example, lack of readiness by electrical and water utilities, financial institutions, governmental agencies or other providers of general infrastructure could pose significant impediments to Hughes' ability to carry on its normal operations. If the modifications and conversions required to make Hughes Year 2000 ready are not made or are not completed on a timely basis and in the event that Hughes is unable to implement adequate contingency plans in the event that problems are encountered internally or externally by third parties, the resulting problems could have a material adverse effect on Hughes' results of operations and financial condition.

Security Ratings
     In March 1999, Standard and Poor's Rating Services ("S&P") lowered the long-term debt rating of Hughes from A- to BBB. The S&P BBB credit rating indicates the issuer has adequate capacity to pay interest and repay principal. Additionally, S&P affirmed its A-2 rating on Hughes' commercial paper. The A-2 commercial paper rating is the third highest category available and indicates a strong degree of safety regarding timely payment. S&P's ratings outlook for Hughes remains developing.
   In January 1999, Moody's Investors Service ("Moody's") lowered the long-term credit rating of Hughes from A-3 to Baa1. The Baa1 rating for senior debt is sixth highest within the 10 investment grade ratings available from Moody's for long-term debt. Moody's ratings for Hughes' commercial paper remained unchanged at P-2. The rating is the second highest rating available and indicates that the issuer has a strong ability for repayment relative to other issuers. Currently, the Moody's ratings are under review.
   Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations punctually. The lowered ratings reflect increased financial leverage at Hughes resulting from a significant acceleration of its growth initiatives, including the recently announced USSB, Primestar and Tempo transactions. Lower ratings generally result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Market Risk Disclosure

   The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by Hughes of future events or losses.

General
   Hughes' cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. Hughes manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Hughes' policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. Hughes does not use financial instruments for trading purposes and is not a party to any leveraged derivatives.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

Foreign Currency Risk
   Hughes generally conducts its business in U.S. dollars with a small amount of business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. Hughes' objective in managing the exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations to allow management to focus its attention on its core business issues and challenges. Accordingly, Hughes primarily enters into foreign exchange-forward contracts to protect the value of its existing assets, liabilities and firm commitments. Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. At December 31, 1998, the impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign exchange-forward contracts and foreign currency denominated assets and liabilities would not be significant.

Investments
   Hughes maintains investments in publicly-traded common stock of unaffiliated companies and is therefore subject to equity price risk. These investments are classified as available-for-sale and, consequently, are reflected in the balance sheet at fair value with unrealized gains or losses, net of tax, recorded as part of accumulated other comprehensive income (loss), a separate component of owner's equity. At December 31, 1998, the fair value of the investments in such common stock was $8.0 million. The investments were valued at the market closing price at December 31, 1998. No actions have been taken by Hughes to hedge this market risk exposure. A 20% decline in the market price of both investments would cause the fair value of the investments in common stock to decrease by $1.6 million.
   In December 1998, Hughes agreed to acquire all of the outstanding capital stock of USSB. The purchase price, consisting of cash and GM Class H common stock, will be determined at closing based upon an agreed-upon formula and will not exceed $1.6 billion in the aggregate. Subject to certain limitations in the merger agreement, USSB shareholders will be entitled to elect to receive cash or shares of GM Class H common stock. The amount of cash to be paid in the merger cannot be less than 30% or greater than 50% of the aggregate purchase price with the remaining consideration consisting of GM Class H common stock. The merger, which is subject to USSB shareholder approval and the receipt of appropriate regulatory approval, is expected to close in early to mid-1999. See further discussion in Note 14 to the financial statements.

Interest Rate Risk
   Hughes is subject to interest rate risk related to its $934.8 million of debt outstanding at December 31, 1998. Debt, which is classified as held-to-maturity, consisted of PanAmSat's fixed-rate borrowings of $750.0 million, SurFin's variable rate borrowings of $155.9 million and Hughes' fixed-rate borrowings of $28.9 million. Hughes is subject to fluctuating interest rates which may adversely impact its results of operations and cash flows for its variable rate bank borrowings. Fluctuations in interest rates may also adversely effect the market value of Hughes' fixed-rate borrowings. At December 31, 1998, outstanding borrowings bore interest at rates ranging from 5.55% to 11.11%. The potential fair value loss resulting from a hypothetical 10% decrease in interest rates related to Hughes' outstanding debt would be approximately $32.5 million.
   In connection with debt refinancing activities by PanAmSat in 1997, PanAmSat entered into certain U.S. Treasury rate lock contracts to reduce its exposure to fluctuations in interest rates. The aggregate notional value of these contracts was $375.0 million and these contracts were accounted for as hedges. The cost to settle these instruments in 1998 was $9.1 million and is being amortized to interest expense over the term of the related debt securities.

Credit Risk
   Hughes is exposed to credit risk in the event of non-performance by the counterparties to its foreign exchange-forward contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

                         HUGHES ELECTRONICS CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS - Continued

Supplemental Data

     The financial statements reflect the application of purchase accounting adjustments as described in Note 1 to the financial statements. However, as provided in GM's Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. More specifically, amortization of the intangible assets associated with GM's purchase of Hughes amounted to $21.0 million in 1998, 1997 and 1996. Such amounts are excluded from the earnings available for the payment of dividends on GM Class H common stock and are charged against earnings available for the payment of dividends on GM's $1-2/3 par value common stock. Unamortized purchase accounting adjustments associated with GM's purchase of Hughes were $426.6 million, $447.6 million and $468.6 million at December 31, 1998, 1997 and 1996, respectively.
   In order to provide additional analytical data to the users of Hughes' financial information, supplemental data in the form of unaudited summary pro forma financial data are provided. Consistent with the basis on which earnings of Hughes available for the payment of dividends on the GM Class H common stock is determined, the pro forma data exclude purchase accounting adjustments related to General Motors' acquisition of Hughes. Included in the supplemental data are certain financial ratios which provide measures of financial returns excluding the impact of purchase accounting adjustments. The pro forma data are not presented as a measure of GM's total return on its investment in Hughes.

                         HUGHES ELECTRONICS CORPORATION

                 UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA*

                   PRO FORMA CONDENSED STATEMENT OF INCOME

                                                   Years Ended December 31,
                                                   ------------------------
                                                  1998        1997      1996
                                               ---------   ---------  --------
                                                    (Dollars in Millions
                                                   Except Per Share Amounts)

Total revenues                                $5,963.9   $5,128.3   $4,008.7
Total costs and expenses                       5,693.8    4,821.9    3,798.6
                                               -------    -------    -------
Operating profit                                 270.1      306.4      210.1
Non-operating (expense) income                   (58.3)     332.8       33.0
Income taxes                                     (44.7)     236.7      104.8
Minority interests in net losses of subsidiaries  24.4       24.8       52.6
Income (loss) from discontinued operations           -       64.0       (7.4)
Extraordinary item                                   -      (20.6)         -
Cumulative effect of account change               (9.2)         -          -
                                                   ---      -----      -----
Earnings Used for Computation of Available
  Separate Consolidated Net Income              $271.7     $470.7     $183.5
                                                 =====      =====      =====

Earnings Attributable to General Motors
   Class H Common Stock on a Per Share Basis:
   Income from continuing operations before
    extraordinary item and cumulative effect of
    accounting change                            $0.70      $1.07      $0.48
   Discontinued operations                           -       0.16      (0.02)
   Extraordinary item                                -      (0.05)         -
  Cumulative effect of accounting change         (0.02)         -          -
                                                  ----       ----       ----
Earnings Attributable to General Motors
   Class H Common Stock                          $0.68      $1.18      $0.46
                                                  ====       ====       ====

                      PRO FORMA CONDENSED BALANCE SHEET
                                                           December 31,
                                                           ------------
                                              ASSETS     1998          1997
                                                       --------      --------
                                                       (Dollars in Millions)

Total Current Assets                                 $3,846.4      $4,773.1
Satellites, net                                       3,197.5       2,643.4
Property, net                                         1,059.2         889.7
Net Investment in Sales-type Leases                     173.4         337.6
Intangible Assets, Investments and Other Assets, net  4,731.9       3,639.6
                                                      -------       -------
Total Assets                                        $13,008.4     $12,283.4
                                                     ========      ========

                LIABILITIES AND OWNER'S EQUITY

Total Current Liabilities                            $2,009.5      $1,449.8
Long-Term Debt                                          778.7         637.6
Postretirement Benefits Other Than Pensions,
  Other Liabilities and Deferred Credits              1,783.2       1,724.1
Minority Interests                                      481.7         607.8
Total Owner's Equity (1)                              7,955.3       7,864.1
                                                      -------       -------
Total Liabilities and Owner's Equity (1)            $13,008.4     $12,283.4
                                                     ========      ========

-------------------
Certain  1997  amounts  have  been   reclassified   to  conform  with  the  1998
    presentation.

 * The  summary  excludes  purchase  accounting   adjustments  related  to  GM's
   acquisition of Hughes.

(1)General Motors' equity in its wholly-owned subsidiary, Hughes. Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).

                         HUGHES ELECTRONICS CORPORATION

                       PRO FORMA SELECTED SEGMENT DATA

                                                     Years Ended December 31,
                                                      1998    1997      1996
                                                      ----    ----      ----
                                                      (Dollars in  Millions)

Direct-To-Home Broadcast
Total Revenues                                   $1,816.1  $1,276.9    $621.0
Operating Loss                                     (228.1)   (254.6)   (319.8)
Depreciation and Amortization                       102.3      86.1      67.3
Segment Assets                                    2,190.4   1,408.7   1,023.4
Capital Expenditures (1)                            230.8     105.6      63.5

Satellite Services
Total Revenues                                     $767.3    $629.9    $482.8
Operating Profit                                    321.6     296.2     242.4
Operating Profit Margin                              41.9%     47.0%     50.2%
Depreciation and Amortization                      $231.7    $141.9     $55.2
Segment Assets                                    5,824.2   5,612.8   1,202.6
Capital Expenditures (2)                            921.7     625.7     308.7

Satellite Systems
Total Revenues                                   $2,831.1  $2,491.9  $2,056.4
Operating Profit                                    246.3     226.3     183.3
Operating Profit Margin                               8.7%      9.1%      8.9%
Depreciation and Amortization                       $49.2     $39.4     $34.4
Segment Assets                                    1,491.2   1,312.6     757.8
Capital Expenditures                                 99.7     113.9      87.8

Network Systems
Total Revenues                                   $1,076.7  $1,011.3  $1,070.0
Operating Profit                                     10.9      74.1     107.7
Operating Profit Margin                               1.0%      7.3%     10.1%
Depreciation and Amortization                       $41.7     $32.0     $28.3
Segment Assets                                    1,299.0   1,215.6     964.0
Capital Expenditures                                 40.0      43.1      45.3

Eliminations and Other
Total Revenues                                    $(527.3)  $(281.7)  $(221.5)
Operating (Loss)                                    (80.6)    (35.6)     (3.5)
Depreciation and Amortization                         8.9      (3.0)      9.4
Segment Assets                                    2,203.6   2,733.7     (43.8)
Capital Expenditures                                136.3     (61.7)    (55.9)

Consolidated Total
Total Revenues                                   $5,963.9  $5,128.3  $4,008.7
Operating Profit                                    270.1     306.4     210.1
Operating Profit Margin                               4.5%      6.0%      5.2%
Depreciation and Amortization                      $433.8    $296.4    $194.6
Segment Assets                                   13,008.4  12,283.4   3,904.0
Capital Expenditures                              1,428.5     826.6     449.4

Certain 1997 and 1996 amounts have been reclassified to conform with 1998 classifications.

* The  summary  excludes  purchase   accounting   adjustments  related  to  GM's
  acquisition of Hughes.

(1)Includes  expenditures  related to  satellites  amounting to $70.2 million in
   1998.
(2)Includes expenditures related to satellites amounting to $726.3 million, $606.1 million and $259.2 million, respectively. Also included in the 1998 amount is $155.5 million related to the early buy-out of satellite sale-leasebacks.

                         HUGHES ELECTRONICS CORPORATION

           UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA* - Concluded

                      PRO FORMA SELECTED FINANCIAL DATA

                                                 Years Ended December 31,
                                                 ------------------------
                                          1998    1997    1996    1995    1994
                                        --------------------------------------
                                                 (Dollars in Millions)

Operating profit                        $270     $306    $210    $172    $235
Income from continuing operations
  before income taxes, minority
  interests, extraordinary
  item and cumulative effect
  of accounting change                  $212     $639    $243    $119    $174
Earnings used for computation
  of available separate
  consolidated net income               $272     $471    $184     $27     $62
Average number of GM
  Class H dividend base
  shares (in millions) (1)             399.9    399.9   399.9   399.9   399.9
Owner's equity                        $7,955   $7,864  $2,023  $2,119  $1,790
Working capital                       $1,837   $3,323    $278    $312    $274
Operating profit as a percen
  of revenues                            4.5%     6.0%    5.2%    5.4%    8.7%
Income from continuing operations
  before income taxes, minority
  interests, extraordinary item
  and cumulative effect of
  accounting change
  as a percent of revenues               3.6%    12.5%    6.1%    3.8%    6.5%
Net income as a percent of revenues      4.6%     9.2%    4.6%    0.9%    2.3%
Return on equity (2)                     3.4%     9.5%    8.9%    1.4%    3.8%
Income before interest expense
  and income taxes as a percent
  of capitalization (3)                  3.2%    14.3%   16.3%    9.4%   14.0%
Pre-tax return on total assets (4)       1.9%     8.2%    8.0%    3.8%    6.0%


* The summary excludes purchase accounting adjustments related to GM's acquisition of Hughes.
(1)Class H dividend base shares is used in calculating earnings attributable to GM Class H common stock on a per share basis. This is not the same as the average number of GM Class H shares outstanding, which was 105.3 million in 1998.
(2)Earnings used for computation of available separate consolidated net income divided by average owner's equity (General Motors' equity in its wholly-owned subsidiary, Hughes). Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM (which includes 100% of the stock of Hughes).
(3)Income from continuing operations before interest expense, income taxes, extraordinary item and cumulative effect of accounting change divided by average owner's equity plus average total debt.
(4)Income from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change divided by average total assets.



                                * * * * * * *